Exhibit 10.1

Credit Agreement
dated as of July 1, 2016,
between
QUADRANT 4 SYSTEM CORPORATION
and
BMO HARRIS BANK N.A.

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CREDIT AGREEMENT
This Credit Agreement is entered into as of July 1, 2016, by and between QUADRANT 4 SYSTEM CORPORATION, an Illinois corporation (“Borrower”), and BMO HARRIS BANK N.A., a national banking association (“Bank”).  All capitalized terms used herein without definition shall have the meanings ascribed thereto in Section 1.1.
PRELIMINARY STATEMENT
Borrower has requested, and Bank has agreed to extend, certain credit facilities on the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
SECTION 1. DEFINITIONS; INTERPRETATION.
Section 1.1 Definitions.  The following terms when used herein shall have the following meanings:
“Account Debtor” means any Person obligated to make payment on any Receivable.
“Acquired Business” means the entity or assets acquired by the Borrower or a Wholly-owned Subsidiary in an Acquisition, whether before or after the date hereof.
“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the equity securities of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person.
“Adjusted LIBOR” means, for any Borrowing of Eurodollar Loans, a rate per annum determined in accordance with the following formula:
Adjusted LIBOR =	LIBOR
1 - Eurodollar Reserve Percentage
“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person.  A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 10% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 10% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agreement” means this Credit Agreement, as the same may be amended, restated, supplemented, or otherwise modified from time to time pursuant to the terms hereof.
“Applicable Margin” means the following percentages per annum:  (a) with respect to the Term Loan, 3.50% for Base Rate Loans and 4.50% for Eurodollar Loans, (b) with respect to CapEx Software Loans, 3.50% for Base Rate Loans and 4.50% for Eurodollar Loans, (c) with respect to Revolving Loans, 3.50% for Base Rate Loans and 4.50% for Eurodollar Loans, (d) with respect to Reimbursement Obligations, 3.50%, (e) with respect to the Revolving Credit Commitment fee payable under Section 2.11, 0.50%, (f) with respect to the CapEx Software Loan Commitment fee payable under Section 2.11, 0.25%, and (g) with respect to letter of credit fees payable under Section 2.11, 4.50%.
“Application” is defined in Section 2.3(b).
“Authorized Representative” means those persons shown on the list of officers provided by Borrower pursuant to Section 4.1 or on any update of any such list provided by Borrower to Bank, or any further or different officers of Borrower so named by any Authorized Representative of Borrower in a written notice to Bank.
“Bank” is defined in the introductory paragraph of this Agreement.  In addition to the foregoing, for the purpose of identifying the Persons entitled to share in the Collateral and the proceeds thereof under, and in accordance with the provisions of, this Agreement and the Collateral Documents, the term “Bank” shall include affiliates of Bank to which any permitted Rate Management Obligations or Banking Services Obligations are owed.
“Banking Services Obligations” means the liability of Borrower or any Subsidiary owing to Bank or any affiliate of Bank, arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house (ACH) transfer, return items, overdrafts, interstate depository network services, wire transfer or otherwise to or from the deposit accounts of Borrower or any Subsidiary now or hereafter maintained with Bank or any affiliate of Bank, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, (c) credit card and purchasing card services provided to Borrower by Bank or any affiliate of Bank, and (d) any other deposit, disbursement, and cash management services afforded to Borrower or any Subsidiary by Bank or any affiliate of Bank.
“Base Rate” means, for any day, the rate per annum equal to the greatest of: (a) the rate of interest announced or otherwise established by Bank from time to time as its prime commercial rate as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be Bank’s best or lowest rate), (b) the sum of (i) the rate determined by Bank to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to Bank at approximately 10:00 a.m. (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by Bank for sale to Bank at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, plus (ii) 1/2 of 1%, and (c) the LIBOR Quoted Rate for such day plus 1.00%.  As used herein, the term “LIBOR Quoted Rate” means, for any day, the rate per annum equal to the quotient of (i) the rate per annum (rounded upwards, if necessary, to the next higher one hundred thousandth of a percentage point) for deposits in U.S. Dollars for a one-month interest period as reported on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by Bank from time to time) as of 11:00 a.m. (London, England time) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) divided by (ii) one (1) minus the Eurodollar Reserve Percentage, provided that in no event shall the “LIBOR Quoted Rate” be less than 0.00%.
“Base Rate Loan” means a Loan bearing interest at a rate specified in Section 2.4(a).
“Borrower” is defined in the introductory paragraph of this Agreement.
“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by Bank on a single date and, in the case of Eurodollar Loans, for a single Interest Period.  A Borrowing is “advanced” on the day Bank advances funds comprising such Borrowing to Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as determined pursuant to Section 2.6.
“Borrowing Base” means, as of any time it is to be determined, the sum of:
(a) 80% of the then outstanding unpaid amount of Eligible Receivables; minus
(b) the Specified Convertible Debentures Reserve; minus
(c) the Specified Tax Lien Reserve; minus
(d) the Specified Asset Sale Lien Reserve; minus
(e) the amount of other reserves imposed from time to time on the Borrowing Base by Bank acting in its Permitted Discretion;
provided that (i) Bank shall have the right upon five (5) Business Days’ notice to Borrower to reduce the advance rates against Eligible Receivables in its reasonable discretion based on results from any field audit or appraisal of the Collateral and (ii) the Borrowing Base shall be computed only as against and on so much of such Collateral as is included on the Borrowing Base Certificates furnished from time to time by Borrower pursuant to this Agreement and, if required by Bank pursuant to any of the terms hereof or any Collateral Document, as verified by such other evidence reasonably required to be furnished to Bank pursuant hereto or pursuant to any such Collateral Document.
“Borrowing Base Certificate” means the certificate in the form of Exhibit B hereto, or in such other form acceptable to Bank, to be delivered to Bank pursuant to Sections 4.2 and 6.5.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Chicago, Illinois. If the applicable Business Day relates to the determination of the LIBOR Index Rate, then Business Day means any day on which banks on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, England.
“CapEx Software Initial Draw Period” is defined in Section 2.1(b).
“CapEx Software Initial Loan” is defined in Section 2.7(c).
“CapEx Software Loan Advance Date” is defined in Section 2.1(b).
“CapEx Software Loan Availability Period” is defined in Section 2.1(b).
“CapEx Software Loan Commitment” is defined in Section 2.1(b).
“CapEx Software Loans” is defined in Section 2.1(b).
“CapEx Software Note” is defined in Section 2.10(c).
“CapEx Software Second Draw Period” is defined in Section 2.1(b).
“CapEx Software Second Loan” is defined in Section 2.7(c).
“CapEx Software Third Draw Period” is defined in Section 2.1(b).
“CapEx Software Third Loan” is defined in Section 2.7(c).
“Capital Expenditures” means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, capitalized repairs, and improvements) which should be capitalized on the balance sheet of such Person in accordance with GAAP but excluding (a) expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (b) expenditures to the extent such expenditures constitute a reinvestment of proceeds from a Disposition to the extent permitted under this Agreement, and (c) expenditures acquired in connection with a Permitted Acquisition to the extent that (x) there is no cash outlay other than the purchase price that was paid and such expenditures were not created in connection with, or in anticipation of, such Permitted Acquisition.
“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.
“Cash Collateralize” means to pledge and deposit with or deliver to Bank, as collateral for L/C Obligations, cash to be held in a Collateral Account, or, if Bank shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to Bank, in an amount equal to 105% of the aggregate L/C Obligations (or such greater amount as Bank may determine is necessary to pay the face amount thereof plus all fees and expenses expected to accrue with respect to all outstanding Letters of Credit through the expiration date of such Letters of Credit).
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq., and any future amendments.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means any of (a) the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) at any time of beneficial ownership of 20% or more of the outstanding capital stock or other equity interests of Borrower on a fully diluted basis, (b) the failure of individuals who are members of the board of directors (or similar governing body) of Borrower on the Closing Date (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors on the Closing Date or previously so approved) to constitute a majority of the board of directors (or similar governing body) of Borrower, or (c) any “Change of Control” (or words of like import), as defined in any agreement or indenture relating to any issue of Indebtedness for Borrowed Money of Borrower or any Subsidiary shall occur, including, without limitation, the Second Lien Debt.
“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 4.1 shall be satisfied or waived in a manner acceptable to Bank in its discretion.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Collateral” means all properties, rights, interests, and privileges from time to time subject to the Liens granted to Bank, or any security trustee therefor, by the Collateral Documents.
“Collateral Account” means a separate collateral account maintained with, held in the name of, and subject to the exclusive dominion and control of, Bank for the purpose of holding assets as security for, and for application by Bank (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by Bank, and to the payment of the unpaid balance of other Obligations.
“Collateral Documents” means the Mortgages, the Security Agreement, the Pledge Agreements, and all other mortgages, deeds of trust, security agreements, pledge agreements, assignments, financing statements and other documents as shall from time to time secure or relate to the Obligations or any part thereof.
“Commercial Software” means packaged commercially available software programs generally available to the public which have been licensed to Borrower or any Subsidiary pursuant to an end user license.
“Commitments” means the CapEx Software Loan Commitment, the Revolving Credit Commitment and the Term Loan Commitments.
“Constituent Documents” is defined in the Security Agreement.
“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414 of the Code.
“Credit Event” means the advancing of any Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.
“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.
“Disposition” means the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under Sections 7.4(a) and (b).
“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.
“Earn Out Obligations” means and includes any earn out obligations, performance payments or similar obligations of the Borrower or any Subsidiary arising out of or in connection with a Permitted Acquisition.
“EBITDA” means, with reference to any period for any Person, Net Income of such Person for such period plus all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, (b) federal, state, and local income taxes for such period, (c) depreciation of fixed assets and amortization of intangible assets for such period, (d) other one-time, non-recurring costs and expenses approved by Bank in its sole discretion and in an amount satisfactory to Bank, (e) any fees, costs, charges or other amounts incurred in such period in connection with the negotiation, execution and closing of this Agreement, the other Loan Documents and the Second Lien Debt in an aggregate amount not to exceed $750,000, (f) transaction fees, costs and expenses incurred during such period in connection with a Permitted Acquisition, whether or not consummated; provided that, (i) in respect of consummated Permitted Acquisitions, such transaction fees, costs and expenses shall not exceed an aggregate amount of $250,000 for any one (1) such Permitted Acquisition and (ii) in respect of unconsummated Permitted Acquisitions, such transaction fees, costs and expenses shall not exceed an aggregate amount of $100,000 for any one (1) such Permitted Acquisition, and (g) transaction fees and amendment fees incurred after the Closing Date which are paid to or on behalf of the Bank or, to the extent permitted under the Second Lien Intercreditor Agreement, the Second Lien Lender in an aggregate amount not to exceed $100,000 per fiscal year.
Notwithstanding the foregoing, solely for purposes of the computation of the financial covenants set forth in Sections 7.12(a) and (b), for any period during which a Permitted Acquisition is made by the Borrower or any Wholly-owned Subsidiary, (i) the pro forma EBITDA of any Acquired Business to the extent approved by Bank in connection with such Permitted Acquisition shall be included therein as if such purchase or other Permitted Acquisition was consummated on the first day of such period, and (ii) any Indebtedness for Borrowed Money incurred or assumed in connection therewith as permitted under this Agreement, shall be included therein as if it had been incurred at the beginning of such period.
“ECF Percentage” is defined in Section 2.8(b)(v).
“Eligible Receivables” means any Receivable of Borrower which:
(a) arises out of the sale of finished goods inventory delivered to and accepted by, or out of the rendition of services performed and accepted by, the Account Debtor on such Receivable, does not represent a pre-billed Receivable or a progress billing, and is net of any deposits made by or for the account of the relevant Account Debtor;
(b) is payable in U.S. Dollars and the Account Debtor on such Receivable is located within the United States of America or, if such right has arisen out of the sale of such goods shipped to, or out of the rendition of services to, an Account Debtor located in Canada, such right is either (i) secured by a valid and irrevocable transferable letter of credit issued by a lender reasonably acceptable to Bank for the full amount thereof or (ii) secured by an insurance policy on terms, and issued by EXIM Bank or another insurer, reasonably satisfactory to Bank (which in any event shall insure not less than ninety percent (90%) of the face amount of such Receivable and shall be subject to such deductions as are acceptable to Bank), and in each case which has been assigned or transferred to Bank in a manner reasonably acceptable to Bank;
(c) is the valid, binding and legally enforceable obligation of the Account Debtor obligated thereon and such Account Debtor is not (i) a Subsidiary or an Affiliate of Borrower, (ii) a shareholder, director, officer or employee of Borrower or any Subsidiary, (iii) the United States of America or Canada, or any state, province, or political subdivision thereof, or any department, agency or instrumentality of any of the foregoing, unless the Assignment of Claims Act or any similar state, provincial, or local statute, as the case may be, is complied with to the satisfaction of Bank, (iv) a debtor under any proceeding under the United States Bankruptcy Code, as amended, or any other comparable bankruptcy or insolvency law, or (v) an assignor for the benefit of creditors;
(d) is not evidenced by an instrument or chattel paper unless the same has been endorsed and delivered to Bank;
(e) is an asset of such Person to which it has good and marketable title, is freely assignable, and is subject to a perfected, first priority Lien in favor of Bank free and clear of any other Liens (other than Liens permitted by Section 7.2(a) and (h));
(f) is not subject to any counterclaim or defense asserted by the Account Debtor or subject to any offset or contra account payable to the Account Debtor (unless the amount of such Receivable is net of such contra account established to the reasonable satisfaction of Bank);
(g) no surety bond was required or given in connection with said Receivable or the contract or purchase order out of which the same arose;
(h) is evidenced by an invoice to the Account Debtor dated not more than thirty days subsequent to the shipment date of the relevant inventory or completion of performance of the relevant services and is issued on ordinary trade terms requiring payment within 90 days of invoice date;
(i) is not unpaid more than 120 days after the original invoice date;
(j) is not owed by an Account Debtor who is obligated on Receivables more than 50% of the aggregate unpaid balance of which have been past due for longer than the relevant period specified in subsection (i) above unless Bank has approved the continued eligibility thereof;
(k) would not cause the total Eligible Receivables owing from the Account Debtor and its Affiliates to exceed 30% of all Eligible Receivables;
(l) does not arise from a sale on a bill and hold, guaranteed sale, sale or return, sale on approval, consignment or any other repurchase or return basis; and
(m) is not otherwise deemed to be ineligible in the reasonable judgment of Bank (it being acknowledged and agreed that with five (5) Business Days prior written notice any Receivable of Borrower may be deemed ineligible by Bank acting in its reasonable judgment).
“Embedded Products” means all intellectual property that is subject to licenses, sublicenses and other agreements as to which Borrower or any Subsidiary is a party and pursuant to which Borrower or any Subsidiary is authorized to use any third party patents, patent rights, trademarks, service marks, trade secrets or copyrights, including all open source software listed in Schedule 5.23(c) and all third party proprietary software listed in Schedule 5.23(b).
“Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim

(whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a Governmental Authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.
“Environmental Law” means any current or future Legal Requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.
“Eurodollar Loan” means a Loan bearing interest at the rate specified in Section 2.4(b).
“Eurodollar Reserve Percentage” means the maximum reserve percentage, expressed as a decimal, at which reserves (including any emergency, marginal, special, and supplemental reserves) are imposed by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or any successor thereto), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto.  For purposes of this definition, the relevant Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.
“Event of Default” means any event or condition identified as such in Section 8.1.
“Event of Loss” means, with respect to any Property, any of the following:  (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.
“Excess Cash Flow” means, with respect to any period, the amount (if any) by which (a) EBITDA during such period exceeds (b) the sum of (i) Interest Expense payable in cash during such period, plus (ii) federal, state and local income taxes payable in cash during such period, plus (iii) the aggregate amount of payments required to be made, and actually made, by Borrower during such period in respect of all principal on all Indebtedness of Borrowed Money (whether at maturity, as a result of mandatory sinking fund redemption, mandatory prepayment, acceleration or otherwise, but excluding payments of Revolving Loans), including, without limitation, any non-contingent Earn Out Obligations paid in cash, plus (iv) Unfinanced Capital

Expenditures, plus (v) any increases in non-debt, non-cash working capital of Borrower for such period, minus (vi) any decreases in non-debt, non-cash working capital of Borrower for such period, plus (vii) other one-time, non-recurring costs and expenses paid in cash approved by Bank in its sole discretion and in an amount satisfactory to Bank, plus (vii) any fees, costs, or expenses added back in determining EBITDA for such period pursuant to clauses (e), (f) and/or (g) of the definition of “EBITDA”.
“Excess Interest” is defined in Section 9.15.
“Federal Funds Rate” means the fluctuating interest rate per annum described in part (i) of clause (b) of the definition of Base Rate.
“Fixed Charges” means, with reference to any period for any Person, the sum of (a) all payments of principal due within 12 calendar months on and after the last day of such period with respect to Indebtedness for Borrowed Money of such Person (including, without limitation, any and all payments anticipated to be made (whether contingent or non-contingent at the time) in respect of Earn Out Obligations), (b) Interest Expense of such Person for such period, and (c) federal, state, and local income taxes paid or payable by such Person during such period.  Notwithstanding the foregoing, clause (b) set forth above (the “Applicable Item”) shall be calculated as follows solely for each of the following fiscal quarters then ended:
(i)
for the fiscal quarter ending on September 30, 2016, the Applicable Item shall be calculated as: actual Applicable Item for the period beginning on July 1, 2016 and ending on September 30, 2016 multiplied by four (4);

(ii)
for the fiscal quarter ending on December 31, 2016, the Applicable Item shall be calculated as: actual Applicable Item for the period beginning on July 1, 2016 and ending on December 31, 2016 multiplied by two (2);

(iii)
for the fiscal quarter ending on March 31, 2017, the Applicable Item shall be calculated as: actual Applicable Item for the period beginning on July 1, 2016 and ending on March 31, 2017 multiplied by one and one-third (1 1/3).

“Foreign Subsidiary” means each Subsidiary which (a) is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia, (b) conducts substantially all of its business outside of the United States of America, and (c) has substantially all of its assets outside of the United States of America.
“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“GPA Learn Loss” is defined in Section 6.5(b).
“Guarantor” and “Guarantors” each is defined in Section 6.12(a).
“Guaranty” and “Guaranties” each is defined in Section 6.12(a).
“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic, and includes (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.
“Hazardous Material Activity” means any activity, event or occurrence involving a Hazardous Material, including the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.
 “Indebtedness for Borrowed Money” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business which are not more than one hundred twenty (120) days past due), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, (e) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money, (f) all Rate Management Obligations of such Person, (g) all earn-outs and similar obligations including, without limitation, any and all contingent and non-contingent Earn Out Obligations, (h) all indebtedness evidenced by bonds, debentures, notes or similar instruments, and (i) any equity securities or other equity instrument, whether or not mandatorily redeemable, that under GAAP is characterized as debt, whether pursuant to financial accounting standards board issuance No. 150 or otherwise.
“Indemnitee” is defined in Section 9.10.
“Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.
“Interest Payment Date” means (a) with respect to any Eurodollar Loan, the last day of each Interest Period with respect to such Eurodollar Loan and on the maturity date and, if the applicable Interest Period is longer than (3) three months, on each day occurring every three (3)

months after the commencement of such Interest Period, and (b) with respect to any Base Rate Loan, the last day of every calendar quarter and on the maturity date.
“Interest Period” means, with respect to any Borrowing of Eurodollar Loans, the period commencing on the date such Borrowing of Eurodollar Loans is advanced, continued, or created by conversion and ending 1, 2, 3, or 6 months thereafter as selected by Borrower in its notice as provided herein; provided that:
i.	no Interest Period shall extend beyond the final maturity date of the relevant Loans;
ii.
no Interest Period with respect to any portion of the Term Loan shall extend beyond a date on which Borrower is required to make a scheduled payment of principal on the Term Loan unless the sum of (a) the aggregate principal amount of the Term Loan that constitutes Base Rate Loans plus (b) the aggregate principal amount of the Term Loan that constitutes Eurodollar Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount to be paid on the Term Loan on such payment date;

iii.
whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

iv.
for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

“L/C Obligations” means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.
“L/C Sublimit” means $1,000,000.00, as may be reduced from time to time pursuant to the terms hereof.
“Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any Governmental Authority, whether federal, state, or local.
“Letter of Credit” is defined in Section 2.3(a).
“LIBOR” means, for an Interest Period for a Borrowing of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index

Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to Bank at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market selected by Bank for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made as part of such Borrowing, provided that in no event shall “LIBOR” be less than 0.00%.
“LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, as reported on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by Bank from time to time) as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period.
“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.
“Loan” means any Revolving Loan or Term Loan or CapEx Software Loan, whether outstanding as a Base Rate Loan or Eurodollar Loan or otherwise, each of which is a “type” of Loan hereunder.
“Loan Documents” means this Agreement, the Notes (if any), the Applications, the Collateral Documents, the Guaranties, the Rate Management Agreements in favor of Bank and/or any affiliate of Bank, Banking Services Obligations agreements, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.
“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property, condition (financial or otherwise), performance or prospects of Borrower or of Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of Borrower or any Subsidiary to perform its material obligations under any Loan Document or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against Borrower or any Subsidiary of any Loan Document or the rights and remedies of Bank thereunder or (ii) the perfection or priority of any Lien granted under any Collateral Document.
“Material Plan” is defined in Section 8.1(h).
“Maximum Rate” is defined in Section 9.15.
“MGL Seller Note” means the Amended and Restated Promissory Note dated as of April 18, 2011 issued by Borrower in favor of MGL Americas, Inc. in the original aggregate principal amount of $3,117,538, as modified by that certain Loan Modification Agreement dated as of October 1, 2014.

“Minimum Availability” means, as of any date of determination by Bank, Revolving Credit Availability minus the Revolving Credit Outstandings, and assuming for purposes of calculation, that all accounts payable which remain unpaid more than ninety (90) days after the due dates thereof as of the close of business on such date are treated as additional Revolving Loans outstanding on such date.
“Moody’s” means Moody’s Investors Service, Inc.
“Mortgages” means, collectively, each mortgage, deeds of trust, leasehold mortgage or similar instrument delivered to Bank pursuant to Section 6.12(c), as the same may be amended, restated, supplemented, or otherwise modified from time to time.
“Net Cash Proceeds” means, as applicable, (a) with respect to any Disposition by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of (i) reasonable direct costs relating to such Disposition (including, without limitation, any underwriting, brokerage or other customary commissions payable to third parties unrelated to Borrower and its Subsidiaries and legal, advisory and other fees and expenses associated therewith), (ii) sale, use or other transactional taxes paid or payable by such Person as a direct result of such Disposition and (iii) until released to the Borrower or any Subsidiary, all reasonable amounts that are set aside as a reserve established in accordance with GAAP for (1) adjustments in respect of the sale price of such assets or (2) for the payment of liabilities under any indemnification obligations (other than taxes deducted pursuant to the foregoing clause (ii)) relating to the assets sold or otherwise disposed of, (b) with respect to any Event of Loss of a Person, cash and cash equivalent proceeds received by or for such Person’s account (whether as a result of payments made under any applicable insurance policy therefor or in connection with condemnation proceedings or otherwise), net of reasonable direct costs incurred in connection with the collection of such proceeds, awards or other payments, and (c) with respect to any offering of equity securities of a Person or the issuance of any Indebtedness for Borrowed Money by a Person,  cash and cash equivalent proceeds received by or for such Person’s account, net of reasonable legal, underwriting, commissions payable to third parties unrelated to Borrower and its Subsidiaries and other fees and expenses incurred as a direct result thereof.
“Net Income” means, with reference to any period for any Person, the net income (or net loss) of such Person for such period computed on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or net loss) of such Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, Borrower or another Subsidiary, and (b) the net income (or net loss) of such Person (other than a Subsidiary) in which Borrower or any of its Subsidiaries has an equity interest in, except to the extent of the amount of dividends or other distributions actually paid to Borrower or any of its Subsidiaries during such period.
“Note” and “Notes” each is defined in Section 2.10(c).
“Obligations” means all obligations of Borrower to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of Borrower or any of its Subsidiaries arising under or in relation to any Loan Document, all Rate Management Obligations permitted hereunder which are owed to Bank and/or any affiliate of Bank, and all Banking Services Obligations, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.
“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.
“OFAC Event” means the event specified in Section 6.9.
“OFAC Sanctions Programs” means all laws, regulations, and Executive Orders administered by OFAC, including the Bank Secrecy Act, anti-money laundering laws (including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the USA Patriot Act)), and all economic and trade sanction programs administered by OFAC, any and all similar United States federal laws, regulations or Executive Orders, and any similar laws, regulations or orders adopted by any State within the United States.
“OFAC SDN List” means the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC.
“Open Source Software” is defined in Section 5.23(c).
“OSS Agreements” is defined in Section 5.23(c).
“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.
“Permitted Acquisitions” means any Acquisition by Borrower or any domestic Wholly-owned Subsidiary thereof where:
(a) the business, division or assets acquired are for use, or the Person acquired is engaged, in the businesses engaged in by Borrower on the Closing Date or related, ancillary or complimentary businesses and activities;
(b) immediately before and after giving effect to such Acquisition, no Default or Event of Default shall exist;
(c) the aggregate consideration (cash and non-cash) to be paid by Borrower or any Subsidiary (including, without limitation, any indebtedness assumed in connection therewith, the amount thereof to be calculated in accordance with GAAP and the value of any equity securities of Borrower and/or any Subsidiary issued to the seller in connection with such Acquisition) in connection with (i) such Acquisition (or any series of related Acquisitions) is less than $1,500,000, and (ii) all Acquisitions is less than $4,500,000, in each case without the prior written consent of Bank;
(d) immediately after giving effect to such Acquisition, Borrower is in pro forma compliance with all the financial covenants set forth in Section 7.12;

(e) in the case of the Acquisition of any Person, the board of directors or similar governing body of such Person has approved such Acquisition;
(f) not less than twenty (20) Business Days prior to such Acquisition (or such later date approved by Bank in its sole discretion), Bank shall have received an acquisition summary with respect to the Person and/or business, division or assets to be acquired, such summary to include a reasonably detailed description thereof (including financial information) and operating results (including financial statements for the most recent 12 month period for which they are available and as otherwise available), the terms and conditions, including economic terms, of the proposed Acquisition, and Borrower’s calculation of pro forma EBITDA relating thereto;
(g) Bank shall have approved Borrower’s computation of pro forma EBITDA;
(h) not less than fifteen (15) Business Days prior to such Acquisition (or such later date approved by Bank in its sole discretion), Bank shall have received drafts of each material document, instrument and agreement to be executed in connection with such Acquisition together with all lien search reports and lien release letters and other documents as Bank may require to evidence the termination of Liens on the assets, business or division to be acquired;
(i) reasonably prior to such Acquisition (or such later date approved by Bank in its sole discretion), Bank shall have received complete executed or conformed copies of each material document, instrument and agreement to be executed in connection with such Acquisition together with all lien search reports and lien release letters and other documents as Bank may require to evidence the termination of Liens on the assets, business or division to be acquired;
(j) the business, division, assets or Person acquired shall have generated positive EBITDA (calculated in a manner acceptable to Bank) for each of the twelve calendar months immediately preceding the Acquisition;
(k) consents shall have been obtained in favor of Bank to the collateral assignment of rights and indemnities under the related acquisition documents (or the acquisition documents shall permit the collateral assignment of the same to the Bank) and opinions of counsel for Borrower and its Subsidiaries and (if delivered to Borrower or any Subsidiary) the selling party in favor of Bank shall have been delivered;
(l) Borrower shall have provided Bank with pro forma forecasted balance sheets, profit and loss statements, and cash flow statements of Borrower and its Subsidiaries, all prepared on a basis consistent with Borrower’s historical financial statements, subject to adjustments to reflect projected consolidated operations following the Acquisition, together with appropriate supporting details and a statement of underlying assumptions for the one year period following the date of the proposed Acquisition, on a month by month basis;
(m) Borrower shall have provided Bank with reasonable calculations evidencing that on a pro forma basis created by adding the historical combined financial statements of Borrower and its Subsidiaries (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the entity to be acquired (or the historical financial statements related to the division, business or assets to be acquired) pursuant to the Acquisition, subject to adjustments to reflect projected consolidated operations following the Acquisition, Borrower and its Subsidiaries are projected to be in compliance with the financial covenants for each of the twelve months ended one year after the proposed date of consummation of such Acquisition;
(n) the Person acquired shall be a domestic Person and any assets, business or division acquired shall be located within the United States of America;
(o) the provisions of Section 6.12 shall have been satisfied, including, without limitation, simultaneously with the closing of such Acquisition, the target company (if such Acquisition is structured as a purchase of equity securities) or Borrower or the domestic Wholly-owned Subsidiary (if such Acquisition is structured as a purchase of assets or a merger and Borrower or the domestic Wholly-owned Subsidiary is the surviving entity) executes and delivers to Bank (a) such documents necessary to grant to Bank a first priority Lien in all of the assets of such target company or surviving company, and their respective Subsidiaries, each in form and substance reasonably satisfactory to Bank and (b) an unlimited Guaranty of the Obligations, or at the option of Bank in Bank’s absolute discretion, a joinder agreement satisfactory to Bank in which such target company or surviving company, and their respective Subsidiaries becomes a borrower under this Agreement and assumes primary, joint and several liability for the Obligations;
(p) if the Acquisition is structured as a merger, Borrower or one of Borrower’s domestic Wholly-owned Subsidiaries that is a Borrower or Guarantor is the surviving entity; and
(q) to the extent readily available to Borrower, Borrower shall have provided Bank with such other information with respect to such Acquisition as reasonably requested by Bank.
“Permitted Discretion” means a determination made in the exercise, in good faith, of commercially reasonable business judgment from the perspective of a secured lender.
“Permitted Lien” means a Lien expressly permitted hereunder pursuant to Section 7.2.
“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.
“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.
“Pledge Agreements” means each pledge agreement or similar agreement delivered to Bank in connection with this Agreement or any other Loan Document, as the same may be amended, modified, supplemented or restated from time to time.

“Premises” means the real property owned or leased by Borrower or any Subsidiary, including the real property and improvements thereon owned by Borrower or any Subsidiary subject to the Lien of the Mortgages or any other Collateral Documents.
“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.
“Proposed GPA Learn Acquisition” means the proposed Acquisition by Borrower of the assets of Great Parents Academy, LLC that Borrower has indicated to Bank that it plans to consummate concurrently with the incurrence of the Second Lien Debt.
“Proprietary Rights” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium), in each case excluding any Embedded Products and Commercial Software.
“Rate Management Agreement” means any agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates, forward rates, or equity prices, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including without limitation any ISDA Master Agreement, or foreign exchange risk, currency risk, or risk with respect to commodities prices, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.
“Rate Management Obligations” means any and all obligations of Borrower or any Subsidiary, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under or in connection with (i) any and all Rate Management Agreements, and (ii) any and all cancellations, buy-backs, reversals, terminations or assignments of any Rate Management Agreement.

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq., and any future amendments.
“Receivables” means all rights to the payment of a monetary obligation, now or hereafter owing to Borrower or any Subsidiary, evidenced by accounts, instruments, chattel paper, or general intangibles.
“Reimbursement Obligation” means the obligation of Borrower to reimburse Bank for all drawings under a Letter of Credit.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the indoor or outdoor environment, including the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.
“Restricted Payments” is defined in Section 7.6.
“Revolving Credit Availability” means the lesser of (a) the Revolving Credit Commitment and (b) the Borrowing Base.
“Revolving Credit Commitment” means the obligation of Bank to make Revolving Loans and to issue Letters of Credit hereunder in an aggregate principal or face amount at any one time outstanding not to exceed $7,000,000.00.
“Revolving Credit Outstandings” means, at any time, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans, plus (b) the L/C Obligations.
“Revolving Credit Termination Date” means July 1, 2019, or such earlier date on which the Revolving Credit Commitment is terminated in whole pursuant to Section 2.13, 8.2 or 8.3.
“Revolving Loan” is defined in Section 2.2 and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Revolving Loan hereunder.
“Revolving Note” is defined in Section 2.10(c).
“S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw Hill Companies, Inc.
“Second Lien Debt” means the Indebtedness for Borrowed Money evidenced by the Second Lien Promissory Note and the other Second Lien Loan Documents in an aggregate principal amount of $5,000,000 as of the date of initial incurrence thereof.
“Second Lien Intercreditor Agreement” means the Intercreditor Agreement dated after the date hereof between the Second Lien Lender and Bank, which is acknowledged and agreed to by Borrower, as the same may be amended, restated, supplemented or otherwise modified from time to time as permitted thereunder.

“Second Lien Lender” means BIP Capital.
“Second Lien Loan Documents” means, collectively, the Second Lien Promissory Note and any and all other documents, agreement and instruments executed and delivered to Second Lien Lender in connection with the Second Lien Debt, in form and substance satisfactory to Bank, as the same may be amended, restated, supplemented or otherwise modified from time to time as permitted under the Second Lien Intercreditor Agreement.
“Second Lien Promissory Note” means any promissory note issued by Borrower in favor of Second Lien Lender following the Closing Date and otherwise in accordance with the terms of this Agreement.
“Security Agreement” means that certain General Security Agreement dated the date of this Agreement between Borrower and Bank, as the same may be amended, restated, supplemented, or otherwise modified from time to time.
“Services” is defined in Section 5.23(g).
“Software Development Costs” means, with respect to any Person for any period, costs incurred to produce the finished product of licensed software programs after technological feasibility has been established and after all research and development activities for any other components of the product or process have been completed.
“Specified Asset Sale Lien Reserve” means from the Closing Date and at all times thereafter, a reserve established by Bank against the Borrowing Base in respect of various Liens, including, without limitation, judgment liens and state tax liens, related to Borrower’s purchase of certain assets of Teledata Technology Solutions, Inc. and certain of its affiliates pursuant to that certain Secured Party Sale Agreement, dated as of February 6, 2013, by and among Sandton Credit Opportunities Fund I, L.P., Borrower and the other Persons party thereto, in an amount equal to $500,000 (or such lesser or greater amount as Bank may elect in its sole discretion from time to time).
 “Specified Contractual Obligations” is defined in Section 5.23(c).
“Specified Convertible Debentures” means those certain 9% Convertible Debentures due April 30, 2019 issued by Borrower in favor of those Persons and in the amounts set forth on Schedule 1.1 attached hereto that are being paid off in full on a post-closing basis pursuant to Section 16.16.
“Specified Convertible Debentures Reserve” means from the Closing Date until the Specified Convertible Debentures Reserve Removal Date, if any, a reserve established by Bank against the Borrowing Base in respect of the Specified Convertible Debentures in an amount equal to $550,000 (or such lesser or greater amount as Bank may elect in its sole discretion from time to time).
“Specified Convertible Debentures Reserve Removal Date” means the first date on which the Specified Convertible Debentures have been paid in full and evidence thereof has been received by Bank in form and substance acceptable to Bank and its counsel.

“Specified Tax Lien Reserve” means from the Closing Date until the Specified Tax Lien Reserve Removal Date, if any, a reserve established by Bank against the Borrowing Base in respect of that certain federal tax lien filed by the IRS against Borrower on June 10, 2016 and recorded at 825255 with the Secretary of State of the State of Illinois (the “Specified Tax Lien”) in an amount equal to $250,000 (or such lesser or greater amount as Bank may elect in its sole discretion from time to time).
“Specified Tax Lien Reserve Removal Date” means the first date on which the Specified Tax Lien has been paid in full and evidence thereof has been received by Bank in form and substance acceptable to Bank and its counsel.
“Subordinated Debt” means, collectively, (a) the Second Lien Debt, (b) the MGL Seller Note to the extent subordinated pursuant to the terms of Section 7.1(h) and (c) any other Indebtedness for Borrowed Money which is subordinated in right of payment to the prior payment of the Obligations pursuant to subordination provisions approved in writing by Bank and is otherwise pursuant to documentation that is, which is in an amount that is, and which contains interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies and other material terms that are, in each case, in form and substance satisfactory to Bank.
“Subordination Agreements” means, collectively, (a) the Second Lien Intercreditor Agreement, and (b) all other subordination agreements executed by a holder of Subordinated Debt in favor of Bank from time to time on or after the Closing Date in form and substance and on terms and conditions satisfactory to Bank.
“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization.  Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of Borrower or of any of its direct or indirect Subsidiaries.
“Term Loan” is defined in Section 2.1(a) and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Term Loan hereunder.
“Term Loan Commitment” means the obligation of Bank to make the Term Loan on the Closing Date in the principal amount not to exceed $13,000,000.00.
“Term Note” is defined in Section 2.10(c).
“Third Party IP” is defined in Section 5.23(b).
“Total Funded Debt” means, at any time the same is to be determined for any Person, the sum (but without duplication) of (a) all Indebtedness for Borrowed Money of such Person at such time (it being understood and agreed that Indebtedness for Borrowed Money constituting Earn Out Obligations shall be included to the extent that under GAAP such obligations are characterized as debt), and (b) all Indebtedness for Borrowed Money of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which such Person has otherwise assured a creditor against loss.
“Total Funded Debt/EBITDA Ratio” means, as of any date, the ratio of Total Funded Debt of Borrower and its Subsidiaries as of such date to EBITDA of Borrower and its Subsidiaries for the period of four fiscal quarters then ended.
“TPI Agreements” is defined in Section 5.23(b).
“UCC” is defined in the Security Agreement.
“Unfinanced Capital Expenditures” means the aggregate amount of Capital Expenditures made by Borrower and its Subsidiaries during such period to the extent permitted by this Agreement and not financed with proceeds of Indebtedness for Borrowed Money (but excluding credit extended under the Revolving Credit Commitment).
“Unfinanced Software Development Costs” means the aggregate amount of Software Development Costs made by Borrower and its Subsidiaries during such period to the extent permitted by this Agreement and not financed with proceeds of Indebtedness for Borrowed Money (but excluding credit extended under the Revolving Credit Commitment).
“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.
“Unused CapEx Software Loan Commitment” means, at any time, the difference between the CapEx Software Loan Commitment then in effect and the aggregate outstanding principal amount of CapEx Software Loans.
“Unused Revolving Credit Commitment” means, at any time, the difference between the Revolving Credit Commitment then in effect and the aggregate outstanding principal amount of Revolving Loans and L/C Obligations.
“U.S. Dollars” and “$” each means the lawful currency of the United States of America.
“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.
“Warrants” means, collectively, any and all warrants of any kind issued by Borrower at any time and from time to time.
“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wholly-owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by Borrower and/or one or more Wholly-owned Subsidiaries within the meaning of this definition.
Section 1.2 Interpretation.  The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined.  The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references to time of day herein are references to Chicago, Illinois, time unless otherwise specifically provided.  Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.
Section 1.3 Change in Accounting Principles.  If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 5.5 and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either Borrower or Bank may by notice to the other require that Borrower and Bank negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of Borrower and its Subsidiaries shall be the same as if such change had not been made.  No delay by Borrower or Bank in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles.  Until any such covenant, standard, or term is amended in accordance with this Section 1.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles.  Without limiting the generality of the foregoing, Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

SECTION 2. THE CREDIT FACILITIES.
Section 2.1 Term Loan Commitment and CapEx Software Loan Commitment.  (a) Subject to the terms and conditions hereof, Bank agrees to make a loan (the “Term Loan”) in U.S. Dollars to Borrower in the amount of the Term Loan Commitment.  The Term Loan shall be advanced in a single Borrowing on the Closing Date, at which time the Term Loan Commitment shall expire.  As provided in Section 2.6, Borrower may elect that the Term Loan be outstanding as Base Rate Loans or Eurodollar Loans.  No amount repaid or prepaid on the Term Loan may be borrowed again.
(b) Subject to the terms and conditions hereof, at any time from time to time on any Business Day (each a “CapEx Software Loan Advance Date”) after the initial Loans are advanced hereunder until March 31, 2019 (the “CapEx Software Loan Availability Period”), Bank agrees to make one or more loans in U.S. Dollars to Borrower in an amount equal to up to one hundred percent (100%) of Software Development Costs incurred, and being capitalized, by Borrower, which Software Development Cost is acceptable to Bank in its reasonable discretion; provided, that (i) the aggregate amount advanced by Bank for such costs shall not exceed $5,000,000.00 (the “CapEx Software Loan Commitment”, and any loan made pursuant thereto, including, without limitation, the CapEx Software Initial Loan, the CapEx Software Second Loan and the CapEx Software Third Loan, being referred to herein individually as a “CapEx Software Loan” and collectively, as the “CapEx Software Loans”), (ii) the aggregate amount advanced by Bank for such costs shall not exceed $3,000,000.00 for the period following the Closing Date through and including June 30, 2017 (the “CapEx Software Initial Draw Period”), (iii) the aggregate amount advanced by Bank for such costs shall not exceed $1,000,000.00 for the period following the CapEx Software Initial Draw Period through and including June 30, 2018 (the “CapEx Software Second Draw Period”), (iv) the aggregate amount advanced by Bank for such costs shall not exceed $1,000,000.00 for the period following the CapEx Software Second Draw Period through and including March 31, 2019 (the “CapEx Software Third Draw Period”), (v) at least five (5) Business Days prior to any such advance hereunder, Borrower shall have furnished to Bank with respect to such Software Development Costs being financed, evidence of the capitalization of such Software Development Costs in form and substance satisfactory to Bank, and (vi) each advance hereunder shall be in an amount not less than One Hundred Thousand and No/100 Dollars ($100,000.00).  Immediately following the CapEx Software Third Draw Period, the CapEx Software Loan Commitment shall expire.  As provided in Section 2.6, Borrower may elect that the CapEx Software Loans be outstanding as Base Rate Loans or Eurodollar Loans.  No amounts repaid or prepaid on the CapEx Software Loans may be reborrowed.
Section 2.2 Revolving Credit Commitment.  Subject to the terms and conditions hereof, Bank agrees to make a loan or loans (individually a “Revolving Loan” and collectively the “Revolving Loans”) in U.S. Dollars to Borrower from time to time on a revolving basis up to the amount of the Revolving Credit Commitment, subject to any reductions thereof pursuant to the terms hereof, before the Revolving Credit Termination Date.  The sum of the aggregate principal amount of Revolving Loans and L/C Obligations at any time outstanding shall not exceed the lesser of (i) the Revolving Credit Commitment in effect at such time and (ii) the Borrowing Base as determined based on the most recent Borrowing Base Certificate.  As provided in Section 2.6, Borrower may elect that each Borrowing of Revolving Loans be either Base Rate Loans or Eurodollar Loans.  Revolving Loans may be repaid and the principal amount thereof reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof.

Section 2.3 Letters of Credit.  General Terms.  (a) Subject to the terms and conditions hereof, as part of the Revolving Credit Commitment, Bank shall issue standby and commercial letters of credit (each a “Letter of Credit”) for the account of Borrower in an aggregate undrawn face amount up to the L/C Sublimit.  Each Letter of Credit shall constitute usage of the Revolving Credit Commitment.  For purposes of this Agreement, a Letter of Credit shall be deemed outstanding as of any time in an amount equal to the maximum amount which could be drawn thereunder under any circumstances and over any period of time plus any unreimbursed drawings then outstanding with respect thereto.  If and to the extent any Letter of Credit expires or otherwise terminates without having been drawn upon, the availability under the Revolving Credit Commitment shall to such extent be reinstated.  Each Letter of Credit issued hereunder shall expire not later than the earlier of (i) 12 months from the date of issuance (or be cancelable not later than 12 months from the date of issuance and each renewal) and (ii) thirty (30) days prior to the Revolving Credit Termination Date.  Each Letter of Credit issued hereunder shall be payable in U.S. Dollars, conform to the general requirements of Bank for the issuance of a standby or commercial letter of credit, as the case may be, as to form and substance, and be a letter of credit which Bank may lawfully issue.
(b) Applications.  At the time Borrower requests a Letter of Credit to be issued (or prior to the first issuance of a Letter of Credit in the case of a continuing application), Borrower shall execute and deliver to Bank an application for such Letter of Credit in the form then customarily prescribed by Bank (individually an “Application” and collectively the “Applications”).  Subject to the other provisions of this Section, the obligation of Borrower to reimburse Bank for drawings under a Letter of Credit shall be governed by the Application for such Letter of Credit.  Notwithstanding anything contained in any Application to the contrary:  (i) Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 2.11, (ii) except as otherwise provided in Section 2.8, unless an Event of Default exists, Bank will not call for the funding by Borrower of any amount under a Letter of Credit before being presented with a drawing thereunder, and (iii) if Bank is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, Borrower’s obligation to reimburse Bank for the amount of such drawing shall bear interest (which Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect (computed on the basis of a year of 360 days, and the actual number of days elapsed).
(c) Obligations Absolute.  Borrower’s obligation to reimburse L/C Obligations as provided in subsection (b) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the relevant Application under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, Borrower’s obligations hereunder.  Bank shall have no liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of Bank; provided that the foregoing shall not be construed to excuse Bank from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable law) suffered by Borrower that are caused by Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of Bank (as finally determined by a court of competent jurisdiction), Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(d) Manner of Requesting a Letter of Credit.  Borrower shall provide at least five (5) Business Days’ advance written notice to Bank of each request for the issuance of a Letter of Credit, such notice in each case to be accompanied by an Application for such Letter of Credit properly completed and executed by Borrower and, in the case of an extension or amendment or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to Bank, in each case, together with the fees called for by this Agreement.
Section 2.4 Applicable Interest Rates.
(a) Base Rate Loans.  Each Base Rate Loan shall bear interest (computed on the basis of a year of 360 days and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, or created by conversion from a Eurodollar Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable by Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).
(b) Eurodollar Loans.  Each Eurodollar Loan shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a Base Rate Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable by Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).
(c) Rate Determinations.  Bank shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of demonstrable error.

Section 2.5 Minimum Borrowing Amounts; Maximum Eurodollar Loans.  Each Borrowing of Base Rate Loans shall be in an amount not less than $100,000.00.  Each Borrowing of Eurodollar Loans advanced, continued or converted shall be in an amount equal to $100,000.00 or such greater amount which is an integral multiple of $100,000.00.  Without Bank’s consent, there shall not be more than ten (10) Borrowings of Eurodollar Loans outstanding hereunder at any one time.
Section 2.6 Manner of Borrowing Loans and Designating Applicable Interest Rates.
(a) Notice to Bank.  Borrower shall give notice to Bank by no later than 10:00 a.m.:  (i) at least three (3) Business Days before the date on which Borrower requests Bank to advance a Borrowing of Eurodollar Loans, and (ii) on the date Borrower requests Bank to advance a Borrowing of Base Rate Loans.  The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing.  Thereafter, subject to the terms and conditions hereof, Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to the minimum amount requirement for each outstanding Borrowing set forth in Section 2.5, a portion thereof, as follows:  (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, Borrower may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into Base Rate Loans, or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by Borrower.  Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to Bank by telephone, telecopy, or other telecommunication device acceptable to Bank (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), in a form acceptable to Bank.  Notice of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing into Eurodollar Loans must be given by no later than 11:00 a.m. at least three (3) Business Days before the date of the requested continuation or conversion.  All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance (which in respect of CapEx Software Loans shall be a CapEx Software Loan Advance Date), continuation or conversion of a Borrowing (which in each case shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto.  No Borrowing of Eurodollar Loans shall be advanced, continued, or created by conversion if any Default or Event of Default then exists.  Borrower agrees that Bank may rely on any such telephonic, telecopy or other telecommunication notice given by any person Bank in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if Bank has acted in reliance thereon.
(b) Borrower’s Failure to Notify.  If Borrower fails to give notice pursuant to Section 2.6(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 2.6(a) and such Borrowing is not prepaid in accordance with Section 2.8(a), such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans.  In the event Borrower fails to give notice pursuant to Section 2.6(a) above of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified Bank by 12:00 noon on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, Borrower shall be deemed to have requested a Borrowing of Base Rate Loans under the Revolving Credit Commitment on such day in the amount of the Reimbursement Obligation then due, which Borrowing shall be applied to pay the Reimbursement Obligation then due.

Section 2.7 Maturity of Loans.  Scheduled Payments of Term Loan.  (a) Borrower shall make principal payments on the Term Loan in installments on the last day of each March, June, September, and December in each year, commencing with the calendar quarter ending September 30, 2016, with the amount of each such principal installment to equal the amount set forth in Column B below shown opposite of the relevant due date as set forth in Column A below:
Column A Payment Date	Column B Scheduled Principal Payment on Term Loan
09/30/2016	$812,500.00
12/31/2016	$812,500.00
03/31/2017	$812,500.00
06/30/2017	$812,500.00
09/30/2017	$812,500.00
12/31/2017	$812,500.00
03/31/2018	$812,500.00
06/30/2018	$812,500.00
09/30/2018	$812,500.00
12/31/2018	$812,500.00
03/31/2019	$812,500.00

,it being agreed that a final payment comprised of all principal and interest then outstanding on the Term Loan shall be due and payable on July 1, 2019, the final maturity thereof.
(b) Revolving Loans.  Each Revolving Loan, both for principal and interest then outstanding, shall mature and be due and payable by Borrower on the Revolving Credit Termination Date.
(c) CapEx Software Loans.  Each of the CapEx Software Loans advanced on or before the CapEx Software Initial Draw Period shall constitute a single Loan on the first Business Day following the CapEx Software Initial Draw Period (the “CapEx Software Initial Loan”), and Borrower shall make principal payments on the aggregate amount of such CapEx Software Initial Loan in equal installments on the last day of each September, December, March and June in each year thereafter, commencing with the calendar quarter ending September 30, 2017, based on a seven (7) year straight-line amortization schedule, (ii) each of the CapEx Software Loans advanced after the CapEx Software Initial Draw Period but on or before the CapEx Software Second Draw Period shall constitute a single Loan on the first Business Day following the CapEx Software Second Draw Period (the “CapEx Software Second Loan”), and Borrower shall make principal payments on the aggregate amount of such CapEx Software Second Loan in equal installments on the last day of each September, December, March and June in each year thereafter, commencing with the calendar quarter ending September 30, 2018, based on a seven (7) year straight-line amortization schedule, and (iii) each of the CapEx Software Loans advanced after the CapEx Software Second Draw Period but on or before the CapEx Software Third Draw Period shall constitute a single Loan on July 1, 2019 (the “CapEx Software Third Loan”), and such the aggregate amount of such CapEx Software Third Loan shall be due and payable on July 1, 2019.  Additionally, it is understood and agreed by the parties hereto that a final payment comprised of all principal and interest then outstanding on the CapEx Software Loans shall be due and payable on July 1, 2019, the final maturity thereof.
Section 2.8 Prepayments.  (a) Optional Prepayments.  Borrower may prepay in whole or in part (but, if in part, then: (i) if such Borrowing is of Base Rate Loans, in an amount not less than $100,000.00, (ii) if such Borrowing is of Eurodollar Loans, in an amount not less than $50,000.00, and (iii) in each case, in an amount such that the minimum amount required for a Borrowing pursuant to Section 2.5 remains outstanding) any Borrowing of Eurodollar Loans at any time upon three (3) Business Days prior notice by Borrower to Bank, and any Borrowing of Base Rate Loans at any time upon notice delivered by Borrower to Bank no later than 10:00 a.m. on the date of prepayment (or, in any case, such shorter period of time then agreed to by Bank), such prepayment, in each case, to be made by the payment of the principal amount to be prepaid and, in the case of the Term Loan or any Eurodollar Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due Bank under Section 3.3.
(b) Mandatory Prepayments.
(i)
If Borrower or any Subsidiary shall at any time or from time to time make or agree to make a Disposition or shall suffer an Event of Loss with respect to any Property, then Borrower shall promptly notify Bank of such proposed Disposition or Event of Loss (including the amount of the estimated Net Cash Proceeds to be received by Borrower or such Subsidiary in respect thereof) and, promptly (and in any event within five (5) Business Days) upon receipt by Borrower or such Subsidiary of the Net Cash Proceeds of such Disposition or Event of Loss, Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of all such Net Cash Proceeds; provided that (x) so long as no Event of Default then exists, this subsection shall not require any such prepayment with respect to Net Cash Proceeds received on account of an Event of Loss so long as such Net Cash Proceeds are applied to replace or restore the relevant Property in accordance with the relevant Collateral Documents, and (y) this subsection shall not require any such prepayment with respect to Net Cash Proceeds received on account of Dispositions during any fiscal year of Borrower not exceeding $250,000.00 in the aggregate so long as no Event of Default then exists.  The amount of each such prepayment shall be applied first to the outstanding Term Loan until paid in full, then to CapEx Software Loans until paid in full and then to the Revolving Loans; provided that proceeds relating to Eligible Receivables then included in the Borrowing Base shall first be applied to the Revolving Loans.  If Bank so requests, all proceeds of such Disposition or Event of Loss shall be deposited with Bank (or its agent) and held by it in the Collateral Account to be disbursed to or at Borrower’s direction for application to or reimbursement for the costs of replacing, rebuilding or restoring such Property.

(ii)	If after the Closing Date, Borrower or any Subsidiary shall (x) issue new equity securities (whether common or preferred stock or otherwise, including, for the avoidance of doubt, any equity raise of any kind), other than common equity securities issued made after obtaining the prior written consent of Bank, or (y) sell equity securities (whether common or preferred stock or otherwise), other than (i) common equity securities of the Borrower issued to management, directors, and employees of the Borrower or any Subsidiary pursuant to any management, director and/or employee benefit plan or compensation plan, (ii) common equity securities issued by any Subsidiary of the Borrower to the Borrower so long as such issuance complies with the relevant provisions of the Security Agreement or (iii) equity securities sold after obtaining the prior written consent of Bank, Borrower shall promptly notify Bank of the estimated Net Cash Proceeds of such issuance or sale, as applicable, to be received by or for the account of Borrower or such Subsidiary in respect thereof.  Promptly (and in any event within three (3) Business Days) upon receipt by Borrower or such Subsidiary of Net Cash Proceeds of such issuance or sale, as applicable, Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds.  The amount of each such prepayment shall be applied first to the outstanding Term Loan until paid in full, then to CapEx Software Loans until paid in full and then to the Revolving Loans.  Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of Bank for any breach of Section 7.(5) (Maintenance of Subsidiaries) or Section 8.1(i) (Change of Control) hereof or any other terms of the Loan Documents.
(iii)
If after the Closing Date, Borrower or any Subsidiary shall (x) issue any Indebtedness for Borrowed Money, other than Indebtedness for Borrowed Money permitted by Section 7.1 hereof, or (y) sell any Indebtedness for Borrowed Money, other than Indebtedness for Borrowed Money sold after obtaining the prior written consent of Bank, Borrower shall promptly notify Bank of the estimated Net Cash Proceeds of such issuance or sale, as applicable, to be received by or for the account of Borrower or such Subsidiary in respect thereof.  Promptly (and in any event within three (3) Business Days) upon receipt by Borrower or such Subsidiary of Net Cash Proceeds of such issuance or sale, as applicable, Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds.  The amount of each such prepayment shall be applied first to the outstanding Term Loan until paid in full, then to the CapEx Software Loans until paid in full and then to the Revolving Loans.  Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of Bank for any breach of Section 7.1 or any other terms of the Loan Documents.

(iv)
If after the Closing Date, Borrower or any Subsidiary shall issue any Subordinated Debt or sell any Subordinated Debt, Borrower shall promptly notify Bank of the estimated Net Cash Proceeds of such issuance or sale, as applicable, to be received by or for the account of Borrower or such Subsidiary in respect thereof.  Promptly (and in any event within three (3) Business Days) upon receipt by Borrower or such Subsidiary of Net Cash Proceeds of such issuance or sale, as applicable, Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds.  The amount of each such prepayment shall be applied first to the outstanding Term Loan until paid in full, then to the CapEx Software Loans until paid in full and then to the Revolving Loans.  Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of Bank for any breach of Section 7.1 or any other terms of the Loan Documents.
(v)
Within 10 days after receipt of Borrower’s year end audited financial statements, and in any event within 100 days after the end of each fiscal year of Borrower (commencing with the fiscal year ending as of December 31, 2016 and for each fiscal year thereafter), Borrower shall prepay the Obligations by an amount equal to the difference between (1) 50% (the “ECF Percentage”) of Excess Cash Flow of Borrower and its Subsidiaries for the most recently completed fiscal year of Borrower and (2) any voluntary prepayments made on the Term Loan or CapEx Software Loans during such fiscal year; provided, however, that (a) for the fiscal year ending as of December 31, 2016, Excess Cash Flow shall be calculated for the period from the Closing Date to December 31, 2016, and (b) commencing with the fiscal year ending as of December 31, 2018, if the Total Funded Debt/EBITDA Ratio is less than 1.00 to 1.00 for two consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 6.5(b) or (c) in such fiscal year and no Default or Event of Default then exists, the ECF Percentage for such fiscal year shall be reduced to 0%.  The amount of each such prepayment shall be applied first to the outstanding Term Loan until paid in full, then to the CapEx Software Loans until paid in full and then to the Revolving Loans.

(vi)	[Intentionally omitted].
(vii)
Borrower shall, on each date the Revolving Credit Commitment is reduced pursuant to Section 2.13, prepay the Revolving Loans and, if necessary, Cash Collateralize the L/C Obligations by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving Loans and L/C Obligations then outstanding to the amount to which the Revolving Credit Commitment has been so reduced.

(viii)
If at any time the sum of the unpaid principal balance of the Revolving Loans and the L/C Obligations then outstanding shall be in excess of the Borrowing Base as determined on the basis of the most recent Borrowing Base Certificate, Borrower shall immediately and without notice or demand pay over the amount of the excess to Bank as and for a mandatory prepayment on such Obligations, with each such prepayment first to be applied to the Revolving Loans until paid in full with any remaining balance to be applied to Cash Collateralize the L/C Obligations.

(ix)
Unless Borrower otherwise directs, prepayments of Loans under this Section 2.8(b) shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Eurodollar Loans in the order in which their Interest Periods expire.  Each prepayment of Loans under this Section 2.8(b) shall be made by the payment of the principal amount to be prepaid and, in the case of the Term Loan or any Eurodollar Loans, accrued interest thereon to the date of prepayment together with any amounts due Bank under Section 3.3.

(c) Any amount of Revolving Loans paid or prepaid before the Revolving Credit Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.  No amount of the Term Loan or CapEx Software Loans paid or prepaid may be reborrowed, and, in the case of any partial prepayment, such prepayment shall be applied to the remaining amortization payments on the relevant Loans in the inverse order of maturity.

Section 2.9 Default Rate.  Notwithstanding anything to the contrary contained herein, if any Loan or any part thereof is not paid when due (whether by lapse of time, acceleration that has not been rescinded by Bank, or otherwise), or at the election of Bank upon notice to Borrower during the existence of any other Event of Default, Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans and Reimbursement Obligations, and letter of credit fees at a rate per annum equal to:
(a) for any Base Rate Loan, the sum of 2.0% plus the Applicable Margin plus the Base Rate from time to time in effect;
(b) for any Eurodollar Loan, the sum of 2.0% plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;
(c) for any Reimbursement Obligation, the sum of 2.0% plus the amounts due under Section 2.3 with respect to such Reimbursement Obligation; and
(d) for any Letter of Credit, the sum of 2.0% plus the letter of credit fee due under Section 2.11 with respect to such Letter of Credit.
Section 2.10 Evidence of Indebtedness.
(a) Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower hereunder, including the amounts of principal and interest payable and paid to Bank from time to time hereunder.
(b) The entries maintained in the account(s) maintained pursuant to paragraph (a) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, that the failure of Bank to maintain such account(s) or any error therein shall not in any manner affect the obligation of Borrower to repay the Obligations in accordance with their terms.
(c) Bank may request that the Loans be evidenced by a promissory note or notes in the forms of Exhibit A-1 (in the case of its Term Loan and referred to herein as a “Term Note”), or Exhibit A-2 (in the case of its CapEx Software Loans and referred to herein as a “CapEx Software Note”), or Exhibit A-3 (in the case of its Revolving Loans and referred to herein as a “Revolving Note”), as applicable (the Term Notes, the CapEx Software Notes and the Revolving Notes being hereinafter referred to collectively as the “Notes” and individually as a “Note”).  In such event, Borrower shall execute and deliver to Bank a Note payable to Bank or its registered assigns in the amount of the relevant Term Loan, CapEx Software Loan Commitment or Revolving Credit Commitment, as applicable.
Section 2.11 Fees.

(a) Revolving Credit Commitment Fee.  Borrower shall pay to Bank a commitment fee at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily Unused Revolving Credit Commitment.  Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the date hereof) and on the Revolving Credit Termination Date, unless the Revolving Credit Commitment is terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.
(b) CapEx Software Loan Commitment Fee.  Borrower shall pay to Bank a commitment fee at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily Unused CapEx Software Loan Commitment.  Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the date hereof) and on the Business Day immediately following the CapEx Software Third Draw Period, unless the CapEx Software Loan Commitment is terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.
(c) Letter of Credit Fees.  On the last day of each March, June, September and December of each year (commencing on the first such date occurring after the date hereof) to and including, and on, the Revolving Credit Termination Date, Borrower shall pay to Bank a letter of credit fee at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) on the daily average face amount of Letters of Credit outstanding during the preceding calendar quarter.  In addition to such letter of credit fee, Borrower further agrees to pay to Bank such issuing, processing, transaction and other fees and charges as Bank from time to time customarily imposes in connection with any issuance, amendment, cancellation, negotiation, and/or payment of letters of credit and drafts drawn thereunder (it being understood and agreed that the issuing letter of credit fee shall equal 1% of the face amount of each Letter of Credit issued pursuant to this Agreement and shall be payable to Bank by Borrower in advance of the issuance of any Letter of Credit hereunder).
(d) Closing Fee.  Borrower shall pay to Bank on the date hereof a non-refundable closing fee in the amount of $125,000.00.
(e) Audit Fees.  Borrower shall pay to Bank charges for audits of the Collateral performed by Bank or its agents or representatives in such amounts as Bank may from time to time request (Bank acknowledging and agreeing that such charges shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar collateral audits); provided, however, that in the absence of the existence of any Default or Event of Default, the Borrower shall not be required to pay Bank for more than one (1) such audit per calendar year.

Section 2.12 Place and Application of Payments.  All payments of principal, interest, fees, and all other Obligations payable under the Loan Documents shall be made to Bank at its office at 111 West Monroe Street, Chicago, Illinois (or at such other place as Bank may specify) no later than 1:00 p.m. on the date any such payment is due and payable.  Payments received by Bank after 1:00 p.m. shall be deemed received as of the opening of business on the next Business Day.  All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without set-off or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions, and conditions of any nature imposed by any government or any political subdivision or taxing authority thereof (but excluding any taxes imposed on or measured by the net income of Bank).  All payments shall be applied (i) first, towards payment of interest and fees then due hereunder and under the other Loan Documents, and (ii) second, towards payment of principal.  Unless Borrower otherwise directs, principal payments shall be applied first to the relevant Base Rate Loan portion until payment in full thereof, with any balance applied to the relevant Eurodollar Loan Portions in the order in which their Interest Periods expire.  Borrower hereby irrevocably authorizes Bank to (a) charge from time to time any of Borrower’s deposit accounts with Bank and/or (b) make Revolving Loans from time to time hereunder (and any such Revolving Loan may be made by Bank hereunder without regard to the provisions of Section 4 hereof), in each case for payment of any Obligation then due and payable (whether such Obligation is for interest then due on a Loan, a Reimbursement Obligation, a Banking Services Obligation, a Rate Management Obligation or otherwise); provided that Bank shall not be under any obligation to charge any such deposit account or make any such Revolving Loan under this Section, and Bank shall incur no liability to Borrower or any other Person for its failure to do so.
Section 2.13 Commitment Terminations.  (a) Optional Revolving Credit Terminations.  Borrower shall have the right at any time and from time to time, upon five (5) Business Days prior written notice to Bank (or such shorter period of time agreed to by Bank), to terminate the Revolving Credit Commitment without premium or penalty and in whole or in part, any partial termination to be in an amount not less than $500,000.00; provided that the Revolving Credit Commitment may not be reduced to an amount less than the sum of the aggregate principal amount of Revolving Loans and L/C Obligations then outstanding.  Any termination of the Revolving Credit Commitment below the L/C Sublimit then in effect shall reduce the L/C Sublimit by a like amount.
(b) Any termination of the Commitments pursuant to this Section 2.13 may not be reinstated.

SECTION 3. CHANGE IN CIRCUMSTANCES.
Section 3.1 Withholding Taxes.  Except as otherwise required by law, each payment by Borrower under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient) imposed by or within the jurisdiction in which Borrower is domiciled, any jurisdiction from which Borrower makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein.  If any such withholding is so required, Borrower shall make the withholding, pay the amount withheld to the appropriate Governmental Authority before penalties attach thereto or interest accrues thereon, and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by Bank free and clear of such taxes (including such taxes on such additional amount) is equal to the amount that Bank would have received had such withholding not been made.  If Bank pays any amount in respect of any such taxes, penalties or interest, Borrower shall reimburse Bank for that payment on demand in the currency in which such payment was made.  If Borrower pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to Bank on or before the thirtieth day after payment.
Section 3.2 Documentary Taxes.  Borrower agrees to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.
Section 3.3 Funding Indemnity.  If Bank shall incur any loss, cost or expense (including any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by Bank to fund or maintain any Eurodollar Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to Bank (other than any loss of anticipated profit) as a result of:
(i)	any payment, prepayment or conversion of a Eurodollar Loan on a date other than the last day of its Interest Period,
(ii)
any failure (because of a failure to meet the conditions of Section 4 or otherwise) by Borrower to borrow or continue a Eurodollar Loan, or to convert a Loan into a Eurodollar Loan, on the date specified in a notice given pursuant to Section 2.6(a),

(iii)	any failure by Borrower to make any payment of principal on any Eurodollar Loan when due (whether by acceleration or otherwise), or
(iv)	any acceleration of the maturity of a Eurodollar Loan as a result of the occurrence of any Event of Default hereunder, then, upon the demand of Bank, Borrower shall pay to Bank such amount as will reimburse Bank for such loss, cost or expense.  If Bank makes such a claim for compensation, it shall provide to Borrower a certificate setting forth the amount of such loss, cost or expense in reasonable detail and the amounts shown on such certificate shall be conclusive and binding on Borrower absent manifest error.

Section 3.4 Change of Law.  Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any Change in Law or regulation or in the interpretation thereof makes it unlawful for Bank to make or continue to maintain any Eurodollar Loans or to perform its obligations as contemplated hereby, Bank shall promptly give notice thereof to Borrower and Bank’s obligations to make or maintain such Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for Bank to make or maintain such Eurodollar Loans.  Borrower shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon and all other amounts then due and payable to Bank under this Agreement; provided, subject to all of the terms and conditions of this Agreement, Borrower may then elect to borrow the principal amount of the affected Eurodollar Loans by means of Base Rate Loans.
Section 3.5 Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR.  If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:
(a) Bank determines that deposits in U.S. Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or
(b) Bank determines that (i) LIBOR as determined hereby will not adequately and fairly reflect the cost to Bank of funding their Eurodollar Loans for such Interest Period or (ii) that the making or funding of Eurodollar Loans become impracticable, then Bank shall forthwith give notice thereof to Borrower, whereupon until Bank notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of Bank to create, continue, or effect by conversion Eurodollar Loans shall be suspended.
Section 3.6 Increased Cost and Reduced Return.
(a) If, on or after the date hereof, any Change in Law:
(i)
shall subject Bank (or its lending branch) to any tax, duty or other charge with respect to its Eurodollar Loans, its Notes, its Letter(s) of Credit, any Reimbursement Obligations owed to it or its obligation to make Eurodollar Loans or issue a Letter of Credit, or shall change the basis of taxation of payments to Bank (or its lending branch) of the principal of or interest on its Eurodollar Loans or Letter(s) of Credit, or any other amounts due under this Agreement or any other Loan Document in respect of its Eurodollar Loans or Letter(s) of Credit, any Reimbursement Obligations owed to it, or its obligation to make Eurodollar Loans, or issue a Letter of Credit (except for changes in the rate of tax on the overall net income of Bank (or its lending branch) imposed by the jurisdiction in which Bank’s principal executive office or lending branch is located); or

(ii)
shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Loans any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, Bank (or its lending branch) or shall impose on Bank (or its lending branch) or on the interbank market any other condition affecting its Eurodollar Loans, its Notes, its Letter(s) of Credit, any Reimbursement Obligation owed to it, or its obligation to make Eurodollar Loans, or to issue a Letter of Credit;

and the result of any of the foregoing is to increase the cost to Bank (or its lending branch) of making or maintaining any Eurodollar Loan or issuing or maintaining a Letter of Credit, or to reduce the amount of any sum received or receivable by Bank (or its lending branch) under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by Bank to be material, then, within 15 days after demand by Bank, Borrower shall be obligated to pay to Bank such additional amount or amounts as will compensate Bank for such increased cost or reduction; provided that, Borrower shall not be required to compensate Bank pursuant to this Section 3.6(a) for any increased costs or reductions suffered more than 270 days prior to the date that Bank notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270 day period referred to above shall be extended to include the period of retroactive effect thereof).  Upon the receipt by Borrower of such demand, Borrower shall have the option to immediately repay such Eurodollar Loan or convert such Eurodollar Loan to a Base Rate Loan (in each case, subject to Section 3.3 hereof), or cause the beneficiary of any such Letter of Credit to terminate such Letter of Credit, in each case, to the extent such termination, conversion or repayment could reasonably be expected to minimize or eliminate such increased cost or reduction.
(b) If, after the date hereof, Bank shall have determined that any Change in Law has had the effect of reducing the rate of return on Bank’s capital as a consequence of its obligations hereunder to a level below that which Bank could have achieved but for such Change in Law (taking into consideration Bank’s policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within 15 days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction; provided that, Borrower shall not be required to compensate Bank pursuant to this Section for any reduced return incurred more than 270 days prior to the date that Bank notifies Borrower of the Change in Law giving rise to such reduced return, and of Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such reduced return is retroactive, then the 270 day period referred to above shall be extended to include the period of retroactive effect thereof).
(c) A certificate of Bank claiming compensation under this Section 3.6 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.  In determining such amount, Bank may use any reasonable averaging and attribution methods.
Section 3.7 Lending Offices.  Bank may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect.  To the extent reasonably possible, Bank shall designate an alternative branch or funding office with respect to its Eurodollar Loans to reduce any liability of Borrower to Bank under Section 3.6 or to avoid the unavailability of Eurodollar Loans under Section 3.5, so long as such designation is not otherwise disadvantageous to Bank.

Section 3.8 Discretion of Bank as to Manner of Funding.  Notwithstanding any other provision of this Agreement, Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurodollar Loans shall be made as if Bank had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan’s Interest Period, and, in the case of any such Eurodollar Loan, bearing an interest rate equal to LIBOR for such Interest Period.
SECTION 4. CONDITIONS PRECEDENT.
Section 4.1 Initial Credit Event.  The obligation of Bank to participate in any initial Credit Event hereunder is subject to satisfaction or waiver by Bank of the following conditions precedent:
(a) Bank shall have received each of the following, in each case (i) duly executed by all applicable parties, (ii) dated a date satisfactory to Bank and (iii) in form and substance satisfactory to Bank:
(i)	this Agreement duly executed by Borrower and Bank;
(ii)	if requested by Bank, duly executed Notes of Borrower dated the date hereof and otherwise in compliance with the provisions of Section 2.10;
(iii)
the Security Agreement and each of the other Collateral Documents required by Bank, together with (i) original stock certificates or other similar instruments or securities representing all of the issued and outstanding shares of capital stock or other equity interests in each of the entities being pledged as of the Closing Date, (ii) stock powers for the Collateral consisting of the stock or other equity interest in each entity being pledged, executed in blank and undated, (iii) UCC financing statements to be filed against Borrower and each Subsidiary, as debtor, in favor of Bank, as secured party,  and (iv) patent, trademark, and copyright collateral agreements to the extent requested by Bank;

(iv)	evidence of all insurance required to be maintained under the Loan Documents;
(v)	copies of Borrower’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary;
(vi)
copies of resolutions of Borrower’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on Borrower’s behalf, all certified in each instance by its Secretary or Assistant Secretary;

(vii)	such documents and certifications as Bank may reasonably require to evidence that Borrower is validly existing, in good standing, and qualified to engage in business in its jurisdiction of organization and in any other jurisdiction in which the nature of Borrower’s or such Subsidiary’s business requires such qualification;
(viii)	a list of Borrower’s Authorized Representatives;
(ix)	$1,168,058 of the MGL Seller Note shall be paid;
(x)
a Borrowing Base certificate in the form attached hereto as Exhibit B showing the computation of the Borrowing Base in reasonable detail as of the close of business not earlier than thirty (30) days prior to the making of the initial extension of credit hereunder;

(xi)	financing statement, tax, and judgment lien search results against the Property of Borrower and each Subsidiary evidencing the absence of Liens on its Property except as permitted by Section 7.2;
(xii)
pay off and lien release letters from secured creditors of Borrower and each Subsidiary setting forth, among other things, the total amount of indebtedness outstanding and owing to them (or outstanding letters of credit issued for the account of Borrower or any Subsidiary) and containing an undertaking to cause to be delivered to Bank, UCC termination statements and any other lien release instruments necessary to release their Liens on the assets of Borrower and each Subsidiary;

(xiii)
evidence reasonably satisfactory to Bank that all indebtedness to creditors referenced in the preceding paragraph has been (or concurrently with the initial Borrowing will be) paid in full, and that all agreements and instruments governing indebtedness and that all Liens securing such indebtedness have been (or concurrently with the initial Borrowing will be) terminated;

(xiv)	a favorable written opinion of counsel to Borrower and each Subsidiary;
(xv)	a fully executed Internal Revenue Service Form W-9 for Borrower; and
(xvi)	such other agreements, instruments, documents, certificates, and opinions as Bank may reasonably request.
(b) Bank shall have received the initial fees called for by Section 2.11, together with all other fees, costs and expenses required to be paid by Borrower at or before closing;
(c) the capital and organizational structure of Borrower and its Subsidiaries shall be satisfactory to Bank, including, without limitation, the structure and terms of any preferred equity securities of Borrower shall be satisfactory to Bank;
(d) completion of all due diligence with respect to Borrower and its Subsidiaries which shall be satisfactory to Bank, including, without limitation, confirmatory third party due diligence including a field exam, satisfactory discussions with Borrower’s accountants and an insurance review;
(e) all legal, tax and regulatory matters relating the Loans and any transactions financed with the proceeds thereof shall be satisfactory to Bank;
(f) Bank shall have received each document (including UCC financing statements) required by the Collateral Documents or under law or reasonably requested by Bank to be filed, registered or recorded in order to create in favor of Bank a perfected Lien on the collateral described therein, prior to any other Liens (subject only to Liens permitted pursuant to Section 7.2), in proper form for filing, registration or recording;

(g) there shall not have occurred since December 31, 2015, any developments or events which individually or in the aggregate with other such circumstances has had or could reasonably be expected to have a Material Adverse Effect;
(h) after giving effect to the initial Credit Event, Minimum Availability of $3,000,000.00; and
(i) Bank shall have received a completed third party verification for the Trizetto platform implementation, together with auditor confirmation that licensing fee revenues of $3,100,000 will be recognized in financial statements of Borrower and its Subsidiaries for the period ending as of June 30, 2016.
Section 4.2 All Credit Events.  The obligation of Bank to participate in any Credit Event (including any initial Credit Event) hereunder is subject to the following conditions precedent:
(a) (i) with respect to any initial Credit Event made on the Closing Date, each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct in all respects as of said time, except to the extent the same expressly relate to an earlier date, in which case such representations and warranties shall be and remain true and correct in all respects as of such earlier date; and (ii) with respect to any Credit Event made after the Closing Date, each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct in all material respects as of said time (except (x) to the extent that such representation or warranty is qualified by materiality or Material Adverse Effect, in which case such representations and warranties shall be and remain true and correct in all respects, and (y) to the extent the same expressly relate to an earlier date, in which case such representations and warranties shall be and remain true and correct in all material respects as of such earlier date);
(b) no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;
(c) in the case of a Borrowing, Bank shall have received the notice required by Section 2.6; in the case of the issuance of any Letter of Credit, Bank shall have received a duly completed Application for such Letter of Credit together with any fees called for by Section 2.11; and, in the case of an extension or increase in the amount of a Letter of Credit, Bank shall have received a written request therefor in a form acceptable to Bank together with fees called for by Section 2.11;

(d) in the case of any request for a CapEx Software Loan, (x) after giving effect to such extension of credit, the aggregate principal amount of all such Loans outstanding under this Agreement shall not exceed the CapEx Software Loan Commitment, (y) the CapEx Software Loan Availability Period shall not have expired, and (z) Borrower shall have executed and delivered to Bank all instruments, documents and agreements requested by Bank in connection with Section 2.1(b) hereof;
(e) after giving effect to such Credit Event, the sum of the aggregate principal amount of Revolving Loans and L/C Obligations at any time outstanding shall not exceed the lesser of (i) the Revolving Credit Commitment in effect at such time and (ii) the Borrowing Base; and
(f) such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to Bank (including Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.
Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by Borrower on the date on such Credit Event as to the facts specified in subsections (a) through (f) of this Section; provided that Bank may continue to make advances under the Revolving Credit Commitment, in the sole discretion of Bank, notwithstanding the failure of Borrower to satisfy one or more of the conditions set forth above and any such advances so made shall not be deemed a waiver of any Default or Event of Default or other condition set forth above that may then exist.
SECTION 5. REPRESENTATIONS AND WARRANTIES.
Borrower represents and warrants to Bank as follows:
Section 5.1 Organization and Qualification.  Borrower (a) is duly organized, validly existing, and in good standing as a corporation under the laws of the State of Illinois, (b) has full and adequate power to own its Property and conduct its business as now conducted, and (c) is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except, with respect to this clause (c), where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 5.2 Subsidiaries; Warrants.  Each Subsidiary (a) is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, (b) has full and adequate power to own its Property and conduct its business as now conducted, and (c) is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except, with respect to this clause (c), where the failure to do so could not reasonably be expected to have a Material Adverse Effect.  Schedule 5.2 hereto identifies each Subsidiary, the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding.  All of the outstanding shares of capital stock and other equity interests of Borrower and each Subsidiary are validly issued and outstanding and, to the extent applicable, fully paid and non-assessable and all such shares and other equity interests indicated on Schedule 5.2 as owned by Borrower or another Subsidiary are owned, beneficially and of record, by Borrower or such Subsidiary free and clear of all Liens other than the Liens granted in favor of Bank pursuant to the Collateral Documents.  Except as set forth on Schedule 5.2, as of the date hereof, there are no outstanding commitments or other obligations of Borrower to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of Borrower.  There are no outstanding commitments or other obligations of any Subsidiary of Borrower to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary of Borrower.  Borrower has specifically authorized and set aside the number of shares of common capital stock needed in respect of all outstanding Warrants so that the total number of authorized shares of common capital stock of Borrower is no less than the sum of (x) the number of shares needed if all outstanding Warrants are exercised, plus (y) the number of issued and outstanding shares of common capital stock of the Company.
Section 5.3 Authority and Validity of Obligations.  Borrower has the requisite right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to grant to Bank the Liens described in the Collateral Documents executed by Borrower, and to perform all of its obligations hereunder and under the other Loan Documents executed by it.  Each Subsidiary has the requisite right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations, to grant to Bank the Liens described in the Collateral Documents executed by such Person, and to perform all of its obligations under the Loan Documents executed by it.  The Loan Documents delivered by Borrower and its Subsidiaries have been duly authorized, executed, and delivered by such Persons and constitute valid and binding obligations of Borrower and its Subsidiaries enforceable against them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by Borrower or any Subsidiary of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon Borrower or any Subsidiary or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and bylaws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of Borrower or any Subsidiary, (b) conflict with, contravene or constitute a default under any material indenture or agreement of or affecting Borrower or any Subsidiary or any of their Property, or (c) result in the creation or imposition of any Lien on any Property of Borrower or any Subsidiary other than the Liens granted in favor of Bank pursuant to the Collateral Documents.

Section 5.4 Use of Proceeds; Margin Stock.  Borrower shall use the proceeds of the Term Loan and Revolving Loans to repay the existing debt to be repaid on the Closing Date, to finance Capital Expenditures and Permitted Acquisitions, to fund certain fees and expenses incurred in connection with entering into this Agreement and the transactions contemplated thereby and for its general working capital purposes and for such other general corporate purposes as are consistent with all applicable laws; and Borrower shall use the proceeds of CapEx Software Loans as specified in Section 2.1(b).  Neither Borrower nor any Subsidiary is engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock or in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.  Margin stock (as hereinabove defined) constitutes less than 25% of the assets of Borrower and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.
Section 5.5 Financial Reports.  The consolidated balance sheet of Borrower as at December 31, 2015, and the related consolidated statements of income, retained earnings and cash flows of Borrower for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of Schulman, Lobel, Zand, Katzen, Williams & Blackman LLP, independent public accountants, and the unaudited interim consolidated balance sheet of Borrower as at April 30, 2016, and the related consolidated statements of income, retained earnings and cash flows of Borrower for the three (3) months then ended, heretofore furnished to Bank, fairly present the consolidated financial condition of Borrower as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis.  Borrower has no contingent liabilities which are material to it other than as indicated on such financial statements and, with respect to future periods, neither Borrower nor any Subsidiary has any contingent liabilities which are material to it other than as indicated on the financial statements furnished pursuant to Section 6.5.
Section 5.6 No Material Adverse Change.  Since December 31, 2015, there has been no change in the condition (financial or otherwise) or business prospects of Borrower or any Subsidiary except those occurring in the ordinary course of business, none of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
Section 5.7 Full Disclosure.  The statements and information furnished to Bank in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by Bank to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the statements contained herein or therein not misleading, Bank acknowledging that (a) as to any projections furnished to Bank, Borrower only represents that the same were prepared on the basis of information and estimates Borrower believed to be reasonable, (b) any financial or business projections furnished to Bank by Borrower or any of its Subsidiaries are subject to future uncertainties and contingencies, which may be beyond Borrower’s or any of its Subsidiaries’ control and no assurance is given by Borrower that the results forecast in any such projections will be realized, and (c) the actual results may differ from the forecast results set forth in such projections and such differences may be material.

Section 5.8 Trademarks, Franchises, and Licenses.  Borrower and its Subsidiaries own, possess, or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person.
Section 5.9 Governmental Authority and Licensing.  Borrower and its Subsidiaries have received all licenses, permits, and approvals of all Governmental Authorities, if any, necessary to conduct their businesses, in each case except where the failure to obtain or maintain the same could not reasonably be expected to have a Material Adverse Effect.  No investigation or proceeding is pending or, to the knowledge of Borrower, threatened, before or by any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.
Section 5.10 Good Title.  Borrower and its Subsidiaries have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet of Borrower and its Subsidiaries furnished to Bank (except for sales of assets in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 7.2.
Section 5.11 Litigation and Other Controversies.  There is no litigation or governmental or arbitration proceeding or labor controversy pending, or, to the knowledge of Borrower, threatened, against Borrower or any Subsidiary or any of their Property which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
Section 5.12 Taxes.  All tax returns required to be filed by Borrower or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees, and other governmental charges upon Borrower or any Subsidiary or upon any of its Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided.  Borrower does not know of any proposed additional tax assessment against it or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts.  Adequate provisions in accordance with GAAP for taxes on the books of Borrower and each Subsidiary have been made for all open years, and for its current fiscal period (subject to year end adjustments).
Section 5.13 Approvals.  No authorization, consent, license or exemption from, or filing or registration with, any court or Governmental Authority, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by Borrower or any Subsidiary of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.

Section 5.14 Affiliate Transactions.  Neither Borrower nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates on terms and conditions which are less favorable to Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.
Section 5.15 Investment Company.  Neither Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 5.16 ERISA.  Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.  Neither Borrower nor any Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.
Section 5.17 Compliance with Laws.
(a) Borrower and its Subsidiaries are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), except for any such noncompliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(b) Without limiting the representations and warranties set forth in Section 5.17(a) above, except for such matters, individually or in the aggregate, which could not reasonably be expected to result in a Material Adverse Effect, Borrower represents and warrants that:  (i) Borrower and its Subsidiaries, and each of the Premises, comply in all material respects with all applicable Environmental Laws; (ii) Borrower and its Subsidiaries have obtained all governmental approvals required for their operations and each of the Premises by any applicable Environmental Law; (iii) Borrower and its Subsidiaries have not, and Borrower has no knowledge of any other Person who has, caused any Release, threatened Release or disposal of any Hazardous Material at, on, about, or off any of the Premises in any material quantity and, to the knowledge of Borrower, none of the Premises are adversely affected by any Release, threatened Release or disposal of a Hazardous Material originating or emanating from any other property; (iv) none of the Premises contain and have contained any:  (1) underground storage tank, (2) material amounts of asbestos containing building material, (3) landfills or dumps, (4) hazardous waste management facility as defined pursuant to RCRA or any comparable state law, or (5) site on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law; (v) Borrower and its Subsidiaries have not used a material quantity of any Hazardous Material and have conducted no Hazardous Material Activity at any of the Premises; (vi) Borrower and its Subsidiaries have no material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (vii) Borrower and its Subsidiaries are not subject to, have no notice or knowledge of and are not required to give any notice of any Environmental Claim involving Borrower or any Subsidiary or any of the

Premises, and there are no conditions or occurrences at any of the Premises which could reasonably be anticipated to form the basis for an Environmental Claim against Borrower or any Subsidiary or such Premises; (viii) none of the Premises are subject to any, and Borrower has no knowledge of any imminent restriction on the ownership, occupancy, use or transferability of the Premises in connection with any (1) Environmental Law or (2) Release, threatened Release or disposal of a Hazardous Material; and (ix) there are no conditions or circumstances at any of the Premises which pose an unreasonable risk to the environment or the health or safety of Persons.
Section 5.18 OFAC.  (a) Borrower is in compliance with the requirements of all OFAC Sanctions Programs applicable to it, (b) each Subsidiary of Borrower is in compliance with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary, (c) Borrower has provided to Bank all information regarding Borrower and its Affiliates and Subsidiaries  necessary for Bank to comply with all applicable OFAC Sanctions Programs, and (d) to the best of Borrower’s knowledge, neither Borrower nor any of its Affiliates or Subsidiaries is, as of the date hereof, named on the current OFAC SDN List.
Section 5.19 Other Agreements.  Neither Borrower nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, except for any such default that could not reasonably be expected to have a Material Adverse Effect.
Section 5.20 Solvency.  Borrower and its Subsidiaries, taken as a whole, are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.
Section 5.21 No Default.  No Default or Event of Default has occurred and is continuing.
Section 5.22 No Broker Fees.  No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby; and Borrower hereby agrees to indemnify Bank against, and agrees that it will hold Bank harmless from, any claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable attorneys’ fees) arising in connection with any such claim, demand, or liability.
Section 5.23 Proprietary Rights.
(a) Borrower and each Subsidiary is the sole and exclusive owner of the Proprietary Rights (free and clear of any Liens other than Permitted Liens) used by it, and has sole and exclusive rights to use, sell or license, as applicable, all such Proprietary Rights (other than licenses granted to customers in the ordinary course of business and licenses and rights granted to certain resellers and distribution partners in the ordinary course of business).  Schedule 5.23(a) (as updated concurrent with the delivery of the quarterly financial statements pursuant to Section 6.5(b)) contains a complete and correct list of all of Borrower’s and each Subsidiary’s issued patents and patent applications; trademark registrations and applications for registrations thereof and service mark registrations and applications for registration thereof; domain names;

and copyright registrations and applications for registration thereof; and a general description of service as software platforms owned by Borrower and each Subsidiary.
(b) Schedule 5.23(b) (as updated concurrent with the delivery of the quarterly financial statements pursuant to Section 6.5(b)) sets forth a complete list of all Embedded Products, which are specific to the development in Borrower or any Subsidiary’s platform and/or software-based service offerings, excluding any Open Source Software (as defined below) and including but not limited to third party proprietary software, that are used by Borrower or any Subsidiary and reasonably necessary for the operation of their respective businesses after reasonable investigation by Borrower or such Subsidiary (collectively “Third Party IP”), and all licenses, sublicenses and other agreements related to the use of such Third Party IP pursuant to which Borrower or any Subsidiary is a licensee (collectively “TPI Agreements”).  Neither Borrower nor any Subsidiary is in violation of any such TPI Agreements, except for violations that could not reasonably be expected to result in a Material Adverse Effect.
(c) Schedule 5.23(c)(1) (as updated concurrent with the delivery of the quarterly financial statements pursuant to Section 6.5(b)) sets forth a complete list of all open source software used by Borrower or any Subsidiary and used in the development of Borrower’s or such Subsidiary’s platform and/or software-based service offerings for the operation of their respective businesses (collectively, “Open Source Software”) and the corresponding URLs identifying the location of any license agreements, if any, related to the use of such Open Source Software (collectively, “OSS Agreements”).  Neither Borrower nor any Subsidiary is in violation of any OSS Agreement that could reasonably be expected to result in a Material Adverse Effect.  Neither Borrower nor any Subsidiary is contractually obligated to license and/or disclose the source code for any non-Open Source Software aspects of Borrower’s or such Subsidiary’s software products or services to third parties as a result of Borrower’s or such Subsidiary’s use of such Open Source Software.  Neither Borrower nor any Subsidiary is otherwise contractually obligated to pay in excess of $100,000, in the aggregate, compensation to any third party with respect to any Proprietary Rights (collectively, “Specified Contractual Obligations”).  Schedule 5.23(c)(2) (as updated concurrent with the delivery of the quarterly financial statements pursuant to Section 6.5(b)) sets forth a complete list of Borrower and any Subsidiary’s Specified Contractual Obligations in excess of $20,000.
(d) (i) Neither Borrower or any Subsidiary has infringed on any intellectual property rights of any third party and (ii) none of the Proprietary Rights infringes on any intellectual property rights of any third party.
(e) Except for those claims which could reasonably be expected to result in a Material Adverse Effect as disclosed on Schedule 5.23(e), no claims with respect to the Proprietary Rights are pending or, to the knowledge of Borrower or any Subsidiary, threatened against Borrower or any Subsidiary (i) alleging that the manufacture, sale, licensing or use of any Proprietary Rights as now manufactured, sold, licensed or used by Borrower or any Subsidiary infringes on any intellectual property rights of any third party, or (ii) challenging the ownership by Borrower or any Subsidiary, or the validity, of any such Proprietary Rights.
(f) Except as disclosed on Schedule 5.23(f), neither Borrower or any Subsidiary is restricted (i) from selling, licensing or otherwise distributing any of their products or services to any class or type of customers or through any type of channel in any geographic area or during any period of time, or (ii) from combining, incorporating, embedding or bundling or allowing others to combine, incorporate, embed or bundle any of its products with those of another party.  Borrower has delivered, and has caused each Subsidiary to deliver, to Bank correct and complete copies of all such agreements (as amended to date).
(g) Borrower and each Subsidiary has taken all security measures necessary in its reasonable discretion to safeguard and maintain its property rights in all Proprietary Rights owned by Borrower or such Subsidiary and used by it.  All officers, employees and consultants of Borrower and each Subsidiary who have access to proprietary information for the purpose of developing or overseeing the development of new Proprietary Rights (“Services”) have executed and delivered to Borrower or such Subsidiary, as applicable, an agreement regarding the protection of proprietary information, and the assignment to or ownership by Borrower or such Subsidiary of all Proprietary Rights arising from the Services performed for Borrower or such Subsidiary by such Persons.  No current or prior officer, employee or consultant of Borrower or any Subsidiary claims, and neither Borrower nor any Subsidiary is aware of any grounds to assert a claim to, or any ownership interest in, any Proprietary Right as a result of having been involved in the development of such property while employed by or consulting to Borrower, any Subsidiary or otherwise.  Except as disclosed on Schedule 5.23(g), all of the computer software products within the Proprietary Rights owned by Borrower or any Subsidiary have been developed by employees of Borrower or such Subsidiary within the scope of their employment, as a “work made for hire”, or by consultants who have assigned all rights to such products to Borrower or such Subsidiary or have otherwise been assigned by such employees or consultants to Borrower or such Subsidiary.
(h) Except as described in Schedule 5.23(h) and except for any payments received from customers for products and services provided in the ordinary course of business no government funding or university or college resources or facilities were used in the development of the Proprietary Rights.
(i) Notwithstanding anything in this Agreement to the contrary, neither Borrower nor any Subsidiary shall be in breach of this Section 5.23 for any unintentional omission from Schedule 5.23(a), (b), (c)(1) or (f) or the delivery requirement in Section 5.23(f), provided that any such omission is disclosed within thirty (30) days of Borrower’s or any Subsidiary’s discovery of such omission.
SECTION 6. AFFIRMATIVE COVENANTS.
So long as all or any portion of the Commitments remains outstanding or any Obligations hereunder remain outstanding (other than contingent indemnification obligations for which no claim for payment has yet been asserted and Banking Services Obligations not then due and payable), Borrower agrees that:
Section 6.1 Maintenance of Business.  Borrower shall, and shall cause each Subsidiary to, preserve and maintain its existence.  Borrower shall, and shall cause each Subsidiary to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 6.2 Maintenance of Properties.  Borrower shall, and shall cause each Subsidiary to, maintain, preserve, and keep its property, plant, and equipment in good repair, working order and condition (ordinary wear and tear excepted), and shall from time to time make all needful and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 6.3 Taxes and Assessments.  Borrower shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.
Section 6.4 Insurance.  Borrower shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with reputable insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks (including flood insurance with respect to any improvements on real Property consisting of building or parking facilities in an area designated by a governmental body as having special flood hazards), and in such amounts, as are insured by Persons similarly situated and operating like Properties, but in no event at any time in an amount less than the replacement value of the Collateral.  Borrower shall also maintain, and shall cause each Subsidiary to maintain, insurance with respect to the business of Borrower and its Subsidiaries, covering commercial general liability, statutory worker’s compensation and occupational disease, statutory structural work act liability, and business interruption and such other risks with reputable insurance companies, in such amounts and on such terms as Bank shall reasonably request, but in any event as and to the extent usually insured by Persons similarly situated and conducting similar businesses.  Borrower shall in any event maintain insurance on the Collateral to the extent required by the Collateral Documents.  All such policies of insurance shall contain satisfactory lender’s loss payable endorsements, naming Bank as a lender’s loss payable, assignee or additional insured, as appropriate, as its interest may appear, and showing only such other loss payees, assignees and additional insureds as are satisfactory to Bank.  Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days’ prior written notice to Bank in the event of cancellation of the policy for any reason whatsoever and a clause specifying that the interest of Bank shall not be impaired or invalidated by any act or neglect of Borrower, any of its Subsidiaries, or the owner of the premises or Property or by the occupation of the premises for purposes more hazardous than are permitted by said policy.  Borrower shall deliver to Bank (a) on the date of this Agreement, and at such other times as Bank shall reasonably request, certificates evidencing the maintenance of insurance required hereunder, (b) prior to the termination of any such policies, certificates evidencing the renewal thereof, and (c) promptly following request by Bank, copies of all insurance policies of Borrower and its Subsidiaries.  Borrower also agrees to deliver to Bank, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies.

Section 6.5 Financial Reports.  Borrower shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to Bank and its duly authorized representatives such information respecting the business and financial condition of Borrower and each Subsidiary as Bank may reasonably request; and without any request, shall furnish to Bank:
(a) as soon as available, and in any event no later than fifteen (15) days after the last day of each calendar month, a Borrowing Base Certificate showing the computation of the Borrowing Base in reasonable detail as of the close of business on the last day of such month, together with an accounts receivable and accounts payable aging, prepared by Borrower and certified to by its chief financial officer or another officer of Borrower acceptable to Bank;
(b) as soon as available, and in any event no later than forty-five (45) days after the last day of each fiscal quarter of Borrower, including the fiscal quarter ending on the last day of the fiscal year of Borrower, (i) a copy of the consolidated and consolidating balance sheet of Borrower and its Subsidiaries as of the last day of such period and the consolidated and consolidating statements of income, retained earnings, and cash flows of Borrower and its Subsidiaries for such fiscal quarter and the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by Borrower in accordance with GAAP and certified to by its chief financial officer or such other officer acceptable to Bank, and (ii) if the Proposed GPA Learn Acquisition is consummated in accordance with the terms of this Agreement, a company prepared income statement showing the performance in respect of the assets acquired pursuant to the Proposed GPA Learn Acquisition, and to the extent such assets generated negative EBITDA as of the end of any fiscal year of Borrower (any such amount, each a “GPA Learn Loss”), evidence that Second Lien Lender has funded a loan to Borrower in an amount no less than an amount equal to the GPA Learn Loss following the determination of such amount;
(c) as soon as available, and in any event no later than ninety (90) days after the last day of each fiscal year of Borrower, (1) a copy of the consolidated balance sheet of Borrower and its Subsidiaries as of the close of such period and the consolidated statements of income, retained earnings, and cash flows of Borrower and its Subsidiaries for such period, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion thereon of Schulman, Lobel, Zand, Katzen, Williams & Blackman LLP or another firm of independent public accountants of recognized national standing, selected by Borrower and satisfactory to Bank, to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances, and (2) a copy of the company prepared consolidating balance sheet of Borrower and its Subsidiaries as of the close of such period and the consolidating statements of income, retained earnings, and cash flows of Borrower and its Subsidiaries for such period, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year;

(d) with each of the financial statements delivered pursuant to subsections (b) and (c) above, a written certificate in the form attached hereto as Exhibit C signed by the chief financial officer of Borrower or another officer of Borrower acceptable to Bank to the effect that to the best of such officer’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by Borrower or any Subsidiary to remedy the same.  Such certificate shall also set forth the calculations supporting such statements in respect of Section 7.12 (Financial Covenants);
(e) with each of the financial statements delivered pursuant to subsection (c) above, the written statement of the accountants who certified the audit report thereby required that in the course of their audit they have obtained no knowledge of any Default or Event of Default, or, if such accountants have obtained knowledge of any such Default or Event of Default, they shall disclose in such statement the nature and period of the existence thereof;
(f) as soon as available, and in any event no later than ninety (90) days after the end of each fiscal year of Borrower, a copy of Borrower’s consolidated and consolidating business plan for the following fiscal year, such business plan to show Borrower’s projected consolidated and consolidating revenues, expenses and balance sheet on a quarter by quarter/month by month basis, such business plan to be in reasonable detail prepared by Borrower and in form satisfactory to Bank (which shall include a summary of all assumptions made in preparing such business plan);
(g) promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of Borrower’s or any Subsidiary’s operations and financial affairs given to it by its independent public accountants;
(h) promptly after the sending or filing thereof, copies of each financial statement, report, notice or proxy statement sent by Borrower or any Subsidiary to its stockholders or other equity holders, and copies of each regular, periodic or special report, registration statement or prospectus (including all Form 10-K, Form 10-Q and Form 8-K reports) filed by Borrower or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency;
(i) promptly after receipt thereof, a copy of each audit made by any regulatory agency of the books and records of Borrower or any Subsidiary or of notice of any material noncompliance with any applicable law, regulation or guideline relating to Borrower or any Subsidiary, or its business; and
(j) promptly after knowledge thereof shall have come to the attention of any responsible officer of Borrower, written notice of (i) any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against Borrower or any Subsidiary or any of their Property or any other event which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (ii) the occurrence of any Default or Event of Default hereunder.

Section 6.6 Inspection.  Borrower shall, and shall cause each Subsidiary to, permit Bank and its duly authorized representatives and agents to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision Borrower hereby authorizes such accountants to discuss with Bank the finances and affairs of Borrower and its Subsidiaries) at such reasonable times and intervals as Bank may designate and, so long as no Default or Event of Default has occurred and is continuing, with reasonable prior notice to Borrower and during normal business hours.
Section 6.7 ERISA.  Borrower shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property.  Borrower shall, and shall cause each Subsidiary to, promptly notify Bank of:  (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by Borrower or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of Borrower or any Subsidiary with respect to any post retirement Welfare Plan benefit.
Section 6.8 Compliance with Laws.
(a) Borrower shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, except where any such non- compliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property.
(b) Without limiting the agreements set forth in Section 6.8(a) above, Borrower shall, and shall cause each Subsidiary to, at all times, do the following to the extent the failure to do so, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect:  (i) comply in all material respects with, and maintain each of the Premises in compliance in all material respects with, all applicable Environmental Laws; (ii) require that each tenant and subtenant, if any, of any of the Premises or any part thereof comply in all material respects with all applicable Environmental Laws; (iii) obtain and maintain in full force and effect all material governmental approvals required by any applicable Environmental Law for operations at each of the Premises; (iv) cure any material violation by it or at any of the Premises of applicable Environmental Laws; (v) not allow the presence or operation at any of the Premises of any (1) landfill or dump or (2) hazardous waste management facility or solid waste disposal facility as defined pursuant to RCRA or any comparable state law; or (vi) not manufacture, use, generate, transport, treat, store, release, dispose or handle any Hazardous Material at any of the Premises except in the ordinary course of its business and in de minimis amounts.

(c) Borrower shall, and shall cause each Subsidiary to, (i) within ten (10) Business Days notify Bank in writing of and provide any reasonably requested documents upon learning of any of the following in connection with Borrower or any Subsidiary or any of the Premises:  (1) any material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (2) any material Environmental Claim; (3) any material violation of an Environmental Law or material Release, threatened Release or disposal of a Hazardous Material; (4) any restriction on the ownership, occupancy, use or transferability arising pursuant to any (x) Release, threatened Release or disposal of a Hazardous Material or (y) Environmental Law; or (5) any environmental, natural resource, health or safety condition, which could reasonably be expected to have a Material Adverse Effect; (ii) conduct at its expense any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any material Release, threatened Release or disposal of a Hazardous Material as required by any applicable Environmental Law; (iii) abide by and observe any restrictions on the use of the Premises imposed by any Governmental Authority as set forth in a deed or other instrument affecting Borrower’s or any Subsidiary’s interest therein; (iv) promptly provide or otherwise make available to Bank any reasonably requested environmental record concerning the Premises which Borrower or any Subsidiary possesses or can reasonably obtain; and (v) perform, satisfy, and implement any operation or maintenance actions required by any Governmental Authority or Environmental Law, or included in any no further action letter or covenant not to sue issued by any Governmental Authority under any Environmental Law.
Section 6.9 Compliance with OFAC Sanctions Programs.
(a) Borrower shall at all times comply with the requirements of all OFAC Sanctions Programs applicable to Borrower and shall cause each of its Subsidiaries to comply with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary.
(b) Borrower shall provide Bank any information regarding Borrower, its Affiliates, and its Subsidiaries necessary for Bank to comply with all applicable OFAC Sanctions Programs; subject however, in the case of Affiliates, to Borrower’s ability to provide information applicable to them.
(c) If Borrower obtains actual knowledge or receives any written notice that Borrower, any Affiliate or any Subsidiary is named on the then current OFAC SDN List (such occurrence, an “OFAC Event”), Borrower shall promptly (i) give written notice to Bank of such OFAC Event, and (ii) comply with all applicable laws with respect to such OFAC Event (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), including the OFAC Sanctions Programs, and Borrower hereby authorizes and consents to Bank taking any and all steps Bank deems necessary, in its sole discretion, to avoid violation of all applicable laws with respect to any such OFAC Event, including the requirements of the OFAC Sanctions Programs (including the freezing and/or blocking of assets and reporting such action to OFAC).

Section 6.10 Formation of Subsidiaries.  Promptly upon the formation or acquisition of any Subsidiary, Borrower shall provide Bank notice thereof and timely comply with the requirements of Section 6.12 (at which time Schedule 5.2 shall be deemed amended to include reference to such Subsidiary).  Borrower shall not, nor shall it permit any Subsidiary to, form or acquire any Foreign Subsidiary.
Section 6.11 Use of Proceeds; Margin Stock.  Borrower shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 5.4.  Neither Borrower nor any Subsidiary will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock or in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.
Section 6.12 Guaranties and Collateral.  (a) Guaranties.  The payment and performance of the Obligations shall at all times be guaranteed by each direct and indirect Subsidiary of Borrower pursuant to one or more guaranty agreements in form and substance acceptable to Bank (as the same may be amended, restated, supplemented, or otherwise modified from time to time individually a “Guaranty” and collectively the “Guaranties” and each such Subsidiary executing and delivering a Guaranty being referred to herein as a “Guarantor” and collectively the “Guarantors”).
(b) Collateral.  The Obligations shall be secured by valid, perfected, and enforceable Liens on all right, title, and interest of Borrower and each Subsidiary in all of their accounts, chattel paper, instruments, documents, general intangibles, letter of credit rights, supporting obligations, deposit accounts, investment property, inventory and farm products, equipment, fixtures, commercial tort claims, real estate and certain other Property, whether now owned or hereafter acquired or arising, and all proceeds thereof; provided, however, that unless requested by Bank following the occurrence and continuance of an Event of Default, (i) Liens on vehicles which are subject to a certificate of title law need not be perfected provided that the total value of such property at any one time not so perfected shall not exceed $150,000 in the aggregate and (ii) Liens on deposit accounts for petty cash supporting local operations so long as the amounts on deposit in such deposit accounts do not exceed (x) $10,000 for any one (1) such deposit account and (y) $25,000 for all such deposit accounts in the aggregate.  Borrower acknowledges and agrees that the Liens on the Collateral shall be valid and perfected first priority Liens subject, however, to the proviso appearing at the end of the preceding sentence, in each case pursuant to one or more Collateral Documents from such Persons, each in form and substance satisfactory to Bank.
(c) Liens on Real Property.  In the event that Borrower or any Subsidiary owns or hereafter acquires any real property, Borrower shall, or shall cause such Subsidiary to, execute and deliver to Bank a mortgage or deed of trust acceptable in form and substance to Bank for the purpose of granting to Bank (or a security trustee therefor) a Lien on such real property to secure the Obligations, shall pay all taxes, costs, and expenses incurred by Bank in recording such mortgage or deed of trust, and shall supply to Bank at Borrower’s cost and expense a survey, environmental report, hazard insurance policy, appraisal report, and a mortgagee’s policy of title insurance from a title insurer acceptable to Bank insuring the validity of such mortgage or deed of trust and its status as a first Lien (subject to Liens expressly permitted by this Agreement) on the real property encumbered thereby and such other instrument, documents, certificates, and opinions reasonably required by Bank in connection therewith; provided, however, that Borrower and its Subsidiaries shall not be required to grant a Lien to Bank on real properties owned by Borrower and its Subsidiaries having a value of less than $500,000 in the aggregate for all such real properties owned by Borrower and its Subsidiaries.
(d) Further Assurances.  Borrower agrees that it shall, and shall cause each Subsidiary to, from time to time at the request of Bank, execute and deliver such documents and do such acts and things as Bank may reasonably request in order to provide for or perfect or protect Bank’s Liens on the Collateral.
Section 6.13 Accounts; Rate Management Obligations and Banking Services Obligations.  Unless Bank otherwise consents in writing, in order to facilitate Bank’s maintenance and monitoring of their security interests in the Collateral, Borrower shall, and shall cause each Subsidiary to, maintain all of their deposit accounts and securities accounts (a) with Bank, provided, that each deposit account or securities account of Borrower or any Subsidiary permitted by Bank to maintained elsewhere shall at all times be maintained with an institution that has entered into a control agreement with Bank and the applicable Borrower or Subsidiary granting “control” (as defined in the UCC) of such accounts to Bank and otherwise in form and substance satisfactory to Bank, and (b) in a structure acceptable to Bank.  Furthermore, Borrower shall, and shall cause each Subsidiary to, maintain any and all Rate Management Agreements evidencing Rate Management Obligations and all bank products evidencing Banking Services Obligations with Bank, unless Bank otherwise consents in writing.
Section 6.14 Interest Rate Protection.  No later than 60 days following the Closing Date, Borrower shall obtain and, at all times thereafter until the third (3rd) anniversary of the Closing Date, Borrower shall cause to be maintained protection against fluctuations in interest rates pursuant to one or more Rate Management Agreements with Bank, in form and substance satisfactory to Bank, in order to ensure that no less than 50% of the Term Loan is subject to such Rate Management Agreements.
Section 6.15 Maintenance of Proprietary Rights.  Borrower shall, and shall cause each Subsidiary to:
(a) Continue to own, or be licensed, or otherwise possess legally enforceable rights, to use, sell or license, as applicable, all Proprietary Rights used by it (in each case, free and clear of any Liens other than Permitted Liens) (other than licenses granted to customers in the ordinary course of business and licenses and rights granted to certain resellers and distribution partners in the ordinary course of business), without any obligation to pay fees, royalties or other amounts in excess of $100,000, in the aggregate, with respect thereto (except in connection with the sale by any Borrower of its products in the ordinary course of its business).
(b) Not violate any TPI Agreements or any OSS Agreements in any respect that could reasonably be expected to result in a Material Adverse Effect, and each such TPI Agreement and OSS Agreement will continue to be legal, valid, binding, enforceable and in full force and effect following the Closing Date (except for such licenses, sublicenses or agreements that are replaced or do not affect the value of Borrower’s or any Subsidiary’s Proprietary Rights and subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally).
(c) Continue to be the sole and exclusive owner of the Proprietary Rights used by it (free and clear of any Liens except Permitted Liens) and continue to have the sole and exclusive rights to the use, license, sell and distribute all material covered thereby in connection with the services or products in respect of which such Proprietary Rights are currently being used, sold, licensed or distributed (other than licenses granted to customers in the ordinary course of business and licenses and rights granted to certain resellers and distribution partners in the ordinary course of business).  Neither Borrower nor any Subsidiary shall become contractually obligated to license and/or disclose the source code for any non-Open Source Software aspects of Borrower’s or such Subsidiary’s software products or services to third parties as a result of Borrower’s or such Subsidiary’s use of such Open Source Software.
(d) Except as could not reasonably be expected to result in a Material Adverse Effect, not infringe any intellectual property rights of any third party.
(e) Except for those claims which could not reasonably be expected to result in a Material Adverse Effect, promptly notify Bank of any claims with respect to the Proprietary Rights made or, to the knowledge of Borrower or any Subsidiary, threatened against Borrower or any Subsidiary, (i) alleging that the manufacture, sale, licensing or use of any Proprietary Rights as then manufactured, sold, licensed or used by Borrower or any Subsidiary infringes on any intellectual property rights of any third party or (ii) challenging the ownership by Borrower or any Subsidiary, or the validity, of any such Proprietary Rights.
(f) Except as disclosed on Schedule 5.23(f), not enter into or be bound by any agreement under which Borrower or any Subsidiary is restricted, (i) from selling, licensing or otherwise distributing any of its products or services to any class or type of customers or through any type of channel in any geographic area or during any period of time, or (ii) from combining, incorporating, embedding or bundling or allowing others to combine, incorporate, embed or bundle any of its products with those of another party.
(g) Take all security measures necessary in Borrower’s reasonable discretion to safeguard and maintain its property rights in all Proprietary Rights owned by Borrower or such Subsidiary and used by it.  Borrower shall, and shall cause each Subsidiary to, cause all officers, employees and consultants of Borrower or any Subsidiary who have access to proprietary information for the purpose of developing or overseeing the development of new Proprietary Rights for the purpose of Services to execute and deliver to Borrower or such Subsidiary an agreement regarding the protection of proprietary information, and assignment to or ownership by Borrower or such Subsidiary of all Proprietary Rights arising from the Services performed for Borrower or such Subsidiary by such Persons.  Borrower shall promptly notify Bank if Borrower or any Subsidiary becomes aware of any officer, employee or consultant of Borrower or any Subsidiary having grounds to assert a claim to, or any ownership interest in, any Proprietary Rights as a result of having been involved in the development of such property while employed by or consulting to Borrower or any Subsidiary or otherwise.  Except as disclosed on Schedule 5.23(g), all of the computer software products within the Proprietary Rights owned by Borrower or any Subsidiary shall be developed by employees of such Subsidiary within the scope of their employment, as a “work made for hire”, or by consultants who assign all rights to such products to Borrower or such Subsidiary or have otherwise been assigned by such employees or consultants to Borrower or such Subsidiary.
(h) Except for any payments received from customers for products and services provided in the ordinary course of business, not use government funding or university or college resources or facilities in the development of Proprietary Rights.
(i) Give fifteen (15) days’ advance notice to Bank of before filing any applications for registration of any copyrights with the United States Copyright Office.
Section 6.16 Post Closing Covenants.  Borrower shall satisfy the requirements and/or provide to Bank each of the documents, instruments, agreements and information set forth on Schedule 6.16, in form and substance acceptable to Bank, on or before the date specified for such requirement in such Schedule or such later date to be determined by Bank in its sole discretion, each of which shall be completed or provided in form and substance satisfactory to Bank.
Section 6.17 GPA Learn Loss.  If the Proposed GPA Learn Acquisition is consummated in accordance with the terms of this Agreement, each GPA Learn Loss shall be funded with a corresponding advance from Second Lien Lender under the Second Lien Loan Documents and evidence thereof provided to Bank as required under Section 6.5(b).
Section 6.18 Warrants.  Only Borrower shall issue Warrants, and Borrower shall only issue Warrants that are exercisable for shares of common capital stock of Borrower.  Prior to the issuance by Borrower of any Warrants, Borrower shall properly authorize and set aside the number of shares of common capital stock needed in respect of such Warrants to be issued so that the number of shares of common capital stock needed in respect of all outstanding Warrants, including, without limitation, such Warrants to be newly issued, are authorized and set aside for issuance.  In respect of any and all Warrants exercised by any holder thereof, Borrower agrees that it shall issue and deliver, and shall only issue and deliver, certificates of common capital stock to the holder thereof (it being acknowledged and agreed that as set forth in Section 7.6 in no event shall any cash payment of any kind be made in respect of any Warrant).
SECTION 7. NEGATIVE COVENANTS.
So long as all or any portion of the Commitments remains outstanding or any Obligations hereunder remain outstanding (other than contingent indemnification obligations for which no claim for payment has yet been asserted and Banking Services Obligations not then due and payable), Borrower agrees that:
Section 7.1 Borrowings and Guaranties.  Borrower shall not, nor shall it permit any Subsidiary to, issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment  of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided that the foregoing shall not restrict or operate to prevent:
(a) the Obligations of Borrower and its Subsidiaries owing to Bank under the Loan Documents and other indebtedness and obligations of such Persons owing to Bank;
(b) purchase money indebtedness and Capitalized Lease Obligations of Borrower and its Subsidiaries in an amount not to exceed $400,000.00 in the aggregate at any one time outstanding;
(c) unsecured Rate Management Obligations of Borrower or any Subsidiary arising out of Rate Management Agreements entered into with Bank or an affiliate of Bank in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes;
(d) endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;
(e) the Second Lien Debt; provided, however, that (x) such indebtedness shall only be incurred by Borrower after the Closing Date so long as the Specified Convertible Debentures Reserve Removal Date has occurred, (y) if incurred solely as permitted by the foregoing subclause (x), (i) the indebtedness and the payment of such indebtedness shall at all times be subordinated to the Obligations pursuant to the Second Lien Intercreditor Agreement, (ii) the aggregate outstanding principal amount of the Second Lien Promissory Note shall not at any time exceed $5,000,000 (plus any paid-in-kind interest added to the principal thereon in accordance with the terms of the Second Lien Intercreditor Agreement) and all other terms and conditions shall be pursuant to the Second Lien Loan Documents, and (iii) the Lien related to the Second Lien Debt shall at all times be subordinated to the Lien related to the Obligations pursuant to the Second Lien Intercreditor Agreement;
(f) indebtedness in the form of seller notes and earn-out obligations incurred in connection with Permitted Acquisitions; provided, however, that (i) such indebtedness shall at all times be subordinated to the Obligations pursuant to a Subordination Agreement, (ii) the aggregate outstanding principal amount of any and all such seller notes and earn-out obligations shall not at any time exceed $5,000,000, and (iii)  such indebtedness shall at all times be unsecured;
(g) indebtedness of Borrower to any Wholly-owned Subsidiary or indebtedness of any Wholly-owned Subsidiary to Borrower or another Wholly-owned Subsidiary; provided that such indebtedness shall be evidenced by a demand note in form and substance reasonably satisfactory to Bank and pledged and delivered to Bank pursuant to the Collateral Documents as additional collateral security for the Obligations, and the obligations under such demand note shall be subordinated to the Obligations of Borrower hereunder in a manner reasonably satisfactory to Bank;
(h) the MGL Seller Note; provided, however, that (i) such indebtedness shall either (x) upon the prior written consent of Bank, be paid in full or (y) no later than 45 days following the Closing Date and at all times thereafter be subordinated to the Obligations pursuant to a

Subordination Agreement, (ii) the aggregate outstanding principal amount of the Seller Note shall not at any time exceed $2,000,000, and (iii) such indebtedness shall at all times be unsecured;
(i) the Specified Convertible Debentures so long as such indebtedness is paid in full as required by Section 16.16 of this Agreement; and
(j) unsecured indebtedness of Borrower and its Subsidiaries not otherwise permitted by this Section in an amount not to exceed $125,000.00 in the aggregate at any one time outstanding.
Section 7.2 Liens.  Borrower shall not, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided that the foregoing shall not apply to nor operate to prevent:
(a) Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which Borrower or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business; provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;
(b) mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business as a matter of law with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;
(c) judgment liens and judicial attachment liens not constituting an Event of Default under Section 8.1(g) and the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding;
(d) Liens on equipment of Borrower or any Subsidiary created solely for the purpose of securing indebtedness permitted by Section 7.1(b), representing or incurred to finance the purchase price of such Property; provided that no such Lien shall extend to or cover other Property of Borrower or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;
(e) any interest or title of a lessor or sublessor under any operating lease;
(f) easements, rights of way, restrictions, zoning restrictions and other similar encumbrances or minor defects or other irregularities in title against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of Borrower or any Subsidiary;

(g) Liens granted in favor of Bank pursuant to the Collateral Documents; and
(h) Liens granted in favor of Second Lien Lender pursuant to the Second Lien Loan Documents so long as such Lien is subordinated to the Lien in favor of Bank pursuant to the Second Lien Intercreditor Agreement.
Section 7.3 Investments, Acquisitions, Loans and Advances.  Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to (other than for travel advances and other similar cash advances made to employees in the ordinary course of business), any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof; provided that the foregoing shall not apply to or operate to prevent:
(a) subject to Section 6.13, investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;
(b) subject to Section 6.13, investments in commercial paper rated at least P-1 by Moody’s and at least A-1 by S&P maturing within one year of the date of issuance thereof;
(c) subject to Section 6.13, investments in certificates of deposit issued by Bank or by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;
(d) subject to Section 6.13, investments in repurchase obligations with a term of not more than 7 days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;
(e) subject to Section 6.13, investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), and (d) above;
(f) investments constituting Permitted Acquisitions; and
(g) other investments, loans, and advances in addition to those otherwise permitted by this Section in an amount not to exceed $125,000.00 in the aggregate at any one time outstanding.
In determining the amount of investments, acquisitions, loans, and advances permitted under this Section, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

Section 7.4 Mergers, Consolidations and Sales.  Borrower shall not, nor shall it permit any Subsidiary to, be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided that this Section shall not apply to nor operate to prevent:
(a) the sale or lease of inventory or platform and/or software-based service offerings in the ordinary course of business;
(b) non-exclusive licensing of software in the ordinary course of business;
(c) the sale, transfer or other disposition of any tangible personal property that, in the reasonable business judgment of Borrower or its Subsidiary, has become obsolete or worn out, and which is disposed of in the ordinary course of business;
(d) upon at least five (5) Business Days prior written notice to Bank, any merger of or by any Wholly-owned Subsidiary into Borrower or into any other Wholly-owned Subsidiary;
(e) the sale, transfer, lease or other disposition of Property (other than Receivables, software and intellectual property) of Borrower or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) aggregating for Borrower and its Subsidiaries not more than $250,000.00 during any fiscal year of Borrower; and
(f) mergers or consolidations constituting Permitted Acquisitions.
Section 7.5 Maintenance of Subsidiaries.  Borrower shall not assign, sell or transfer, nor shall it permit any Subsidiary to issue, assign, sell or transfer, any shares of capital stock or other equity interests of a Subsidiary; provided that the foregoing shall not operate to prevent (a) Liens on the capital stock or other equity interests of Subsidiaries granted to Bank pursuant to the Collateral Documents, (b) the issuance, sale, and transfer to any person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary and (c) any transaction permitted by Section 7.4(d) above.
Section 7.6 Dividends and Certain Other Restricted Payments.  Borrower shall not, nor shall it permit any Subsidiary to, (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests (other than dividends or distributions payable solely in its capital stock or other equity interests), (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its capital stock or other equity interests or any warrants (including, without limitation, the Warrants), options, or similar instruments to acquire the same, or (c) directly or indirectly pay management, consulting or similar fees to any Affiliate of Borrower or a Subsidiary (collectively referred to herein as “Restricted Payments”); provided that the foregoing shall not operate to prevent the making of dividends or distributions by any Subsidiary to Borrower.

Section 7.7 Burdensome Contracts With Affiliates.  Borrower shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates on terms and conditions which are less favorable to Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.
Section 7.8 No Changes in Fiscal Year.  The fiscal year of Borrower and its Subsidiaries ends on December 31 of each year; and Borrower shall not, nor shall it permit any Subsidiary to, change its fiscal year from its present basis.
Section 7.9 Change in the Nature of Business.  Borrower shall not, nor shall it permit any Subsidiary to, engage in any business or activity (other than related, ancillary or complimentary businesses and activities) if as a result the general nature of the business of Borrower or any Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date.
Section 7.10 No Restrictions.  Except pursuant to this Agreement, the other Loan Documents and the Second Lien Loan Documents, Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of Borrower or any Subsidiary to:  (a) pay dividends or make any other distribution on any Subsidiary’s capital stock or other equity interests owned by Borrower or any other Subsidiary, (b) pay any indebtedness owed to Borrower or any other Subsidiary, (c) make loans or advances to Borrower or any other Subsidiary, (d) transfer any of its Property to Borrower or any other Subsidiary except for (i) restrictions on the transfer of specific Property contained in agreements relating to indebtedness permitted hereunder securing such Property so long as such restrictions only apply to the specific Property securing such indebtedness, (ii) customary restrictions in leases, licenses and other contracts entered into in the ordinary course of business customarily restricting the assignment thereof and restrictions on licenses, sublicenses and assignments of intellectual property, and (iii) customary restrictions on the Disposition of any asset pursuant to an agreement with a Person who is not an Affiliate of the Borrower or its Subsidiaries to dispose of such asset to such Person to the extent such Disposition is permitted hereunder and so long as such restrictions only apply to the assets being sold, or (e) guarantee the Obligations and/or grant Liens on its assets to Bank as required by the Loan Documents.
Section 7.11 Constituent Documents and Subordinated Debt.  Borrower shall not, nor shall it permit any Subsidiary to, (a) amend or modify its Constituent Documents in any manner materially adverse to Bank, or (b)(i) amend or modify any of the terms or conditions relating to Subordinated Debt (except to the extent permitted pursuant to the applicable Subordination Agreement), (ii) make any voluntary prepayment of Subordinated Debt or effect any voluntary redemption thereof, or (iii) make any payment on account of Subordinated Debt which is prohibited under the terms of any instrument or agreement subordinating the same to the Obligations, including, without limitation, any Subordination Agreement.  Notwithstanding the foregoing, Borrower may agree to a decrease in the interest rate applicable to Subordinated Debt or to a deferral of repayment of any of the principal of or interest on the Subordinated Debt beyond the current due dates therefor.

Section 7.12 Financial Covenants.
(a) Total Funded Debt/EBITDA Ratio.  As of the last day of each fiscal quarter of Borrower ending during the relevant period set forth below, Borrower shall not permit the Total Funded Debt/EBITDA Ratio to be greater than the corresponding ratio set forth opposite such period:
Period(s) Ending	Total Funded Debt/EBITDA Ratio shall not be greater than:

Fiscal quarter ending on or about 9/30/2016	3.00 to 1.00
Fiscal quarter ending on or about 12/31/2016	3.00 to 1.00
Fiscal quarter ending on or about 3/31/2017	3.00 to 1.00
Fiscal quarter ending on or about 6/30/2017	3.00 to 1.00
Fiscal quarter ending on or about 9/30/2017	3.00 to 1.00
Fiscal quarter ending on or about 12/31/2017 and at all times thereafter	3.00 to 1.00

(b) Fixed Charge Coverage Ratio.  As of the last day of each fiscal quarter of Borrower ending during the relevant period set forth below, Borrower shall maintain a ratio of (i) EBITDA of Borrower and its Subsidiaries for the four fiscal quarters then ended, less the sum of (x) Unfinanced Capital Expenditures for such period and (y) Unfinanced Software Development Costs for such period, to (ii) Fixed Charges of Borrower and its Subsidiaries for the same four fiscal quarters then ended of not less than:
Period(s) Ending	Ratio shall not be less than:

Fiscal quarter ending on or about 9/30/2016	1.15 to 1.00
Fiscal quarter ending on or about 12/31/2016	1.15 to 1.00
Fiscal quarter ending on or about 3/31/2017	1.15 to 1.00
Fiscal quarter ending on or about 6/30/2017 and at all times thereafter	1.15 to 1.00

(c) Software Development Costs.  Borrower shall not, nor shall it permit any of its Subsidiaries to, incur Software Development Costs in an amount in excess of the following amounts for the following specified periods:  (i) $3,250,000 for the twelve (12) month period commencing as of July 1, 2016 through and including June 30, 2017 and (ii) $1,250,000 for the twelve (12) month period commencing as of July 1, 2017 through and including June 30, 2018 and each twelve (12) month period thereafter.  The amount of any Software Development Costs permitted to be made in respect of any twelve (12) month period shall be increased by 100% of the unused amount of Software Development Costs that were permitted to be made during the immediately preceding twelve (12) month period pursuant hereto.  Software Development Costs in any twelve (12) month period shall be deemed to use first, the amount permitted for such twelve (12) month period without giving effect to any carryover amount and, second, any amount permitted to be carried forward to such twelve (12) month period.

(d) Operating Leases.  Borrower shall not, nor shall it permit any Subsidiary to, acquire the use or possession of any Property under a lease or similar arrangement, whether or not Borrower or any Subsidiary has the express or implied right to acquire title to or purchase such Property, at any time if, after giving effect thereto, the aggregate amount of fixed rentals and other consideration payable by Borrower and its Subsidiaries under all such leases and similar arrangements would exceed $200,000.00 during any fiscal year of Borrower.  Capital Leases shall not be included in computing compliance with this Section to the extent Borrower’s and its Subsidiaries’ liability in respect of the same is permitted by Section 7.1(b).
SECTION 8. EVENTS OF DEFAULT AND REMEDIES.
Section 8.1 Events of Default.  Any one or more of the following shall constitute an “Event of Default” hereunder:
(a) default in the payment when due of all or any part of the principal or interest of any Loan (whether at the stated maturity thereof or at any other time provided for in this Agreement) or of any Reimbursement Obligation, or default for a period of three (3) days shall occur in the payment when due of any fee or other Obligation payable hereunder or under any other Loan Document;
(b) default in the observance or performance of any covenant set forth in Sections 6.1, 6.4, 6.5, 6.6, 6.11, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18, Section 7 or of any provision in any Loan Document dealing with the use, disposition or remittance of the proceeds of Collateral or requiring the maintenance of insurance thereon;
(c) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of Borrower or (ii) written notice thereof is given to Borrower by Bank;
(d) any representation or warranty made herein or in any other Loan Document or in any certificate furnished to Bank pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) as of the date of the issuance or making or deemed making thereof;
(e) any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or any of the Collateral Documents shall for any reason fail to create a valid and perfected first priority Lien in favor of Bank in any Collateral purported to be covered thereby except as expressly permitted by the terms thereof, or any Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;
(f) default shall occur under any Indebtedness for Borrowed Money issued, assumed or guaranteed by Borrower or any Subsidiary aggregating in excess of $100,000.00, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or any such Indebtedness for Borrowed Money shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise);
(g) any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against Borrower or any Subsidiary, or against any of its Property, in an aggregate amount in excess of $100,000.00 (except to the extent fully covered by insurance as to which the insurer has been notified of such judgment and has not denied coverage), and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 days;
(h) Borrower or any Subsidiary, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of $100,000.00 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $100,000.00 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by Borrower or any Subsidiary, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against Borrower or any Subsidiary, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;
(i) any Change of Control shall occur;
(j) Borrower or any Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 8.1(k);
(k) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for Borrower or any Subsidiary, or any substantial part of any of its Property, or a proceeding described in Section 8.1(j)(v) shall be instituted against Borrower or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days;

(l) there shall occur an “Event of Default” (or any comparable term) under any of the Second Lien Loan Documents, or any of the Obligations for any reason shall cease to be “Senior Debt” (or any comparable term) under, and as defined in, the Second Lien Intercreditor Agreement; or
(m) any subordination provision in any document or instrument governing Subordinated Debt, or any subordination provision in any subordination agreement that relates to any Subordinated Debt, or any subordination provision in any guaranty by Borrower or any Subsidiary of any Subordinated Debt, shall cease to be in full force and effect or enforceable; or Borrower, any Subsidiary or any other Person (including the holder of any applicable Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision.
Section 8.2 Non Bankruptcy Defaults.  When any Event of Default (other than those described in Section 8.1(j) or (k) with respect to Borrower) has occurred and is continuing, Bank may, by written notice to Borrower: (a) terminate the remaining Commitments and all other obligations of Bank hereunder on the date stated in such notice (which may be the date thereof); (b) declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) demand that Borrower immediately Cash Collateralize the L/C Obligations, and Borrower agrees to immediately make such payment and acknowledges and agrees that Bank would not have an adequate remedy at law for failure by Borrower to honor any such demand and that Bank shall have the right to require Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit.
Section 8.3 Bankruptcy Defaults.  When any Event of Default described in Section 8.1(j) or (k) with respect to Borrower has occurred and is continuing, then all outstanding Loans together with all other amounts payable under the Loan Documents shall immediately become due and payable without presentment, demand, protest or notice of any kind, the obligation of Bank to extend further credit pursuant to any of the terms hereof shall immediately terminate and Borrower shall immediately Cash Collateralize the L/C Obligations, Borrower acknowledging and agreeing that Bank would not have an adequate remedy at law for failure by Borrower to honor any such demand and that Bank shall have the right to require Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.
SECTION 9. MISCELLANEOUS.
Section 9.1 No Waiver, Cumulative Remedies.  No delay or failure on the part of Bank in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right.  The rights and remedies hereunder of Bank are cumulative to, and not exclusive of, any rights or remedies which Bank would otherwise have.
Section 9.2 Non-Business Days.  If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable.  In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 9.3 Survival of Representations.  All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.
Section 9.4 Survival of Indemnity and Certain Other Provisions.  All indemnity provisions and other provisions relative to reimbursement to Bank of amounts sufficient to protect the yield of Bank with respect to the Loans and Letters of Credit, including, but not limited to, Sections 3.3, 3.6, and 9.10, shall survive the payment and satisfaction of all Obligations and the termination of this Agreement and the other Loan Documents, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim thereunder.  All such indemnity and other provisions shall be binding upon the successors and assigns of Borrower and shall inure to the benefit of each applicable Indemnitee and its successors and assigns.
Section 9.5 Notices.  Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the other given by courier, by United States certified or registered mail, by telecopy (if applicable) or by other telecommunication device capable of creating a written record of such notice and its receipt.  Notices under the Loan Documents shall be addressed:
to Borrower:

Quadrant 4 System Corporation
1501 E. Woodfield Road, Suite 205S
Schaumburg, IL 60174
Attention: Nandu Thonadvadi
Telephone:  (847) 871-9450
Telecopy:  N/A

With a copy to:
Nixon Peabody LLP
70 W. Madison, Suite 3500
Chicago, Illinois  60602
Attn:  Gary I. Levenstein, Esq.
 Telecopier No.: (844) 562-7985

to Bank:

BMO Harris Bank N.A.
111 West Monroe Street, 5W
Chicago, Illinois  60603
Attention:  Michael Hong
Telephone:  (312) 765-1211
 Telecopy:  (312) 461-1507

With a copy to:
Vedder Price P.C.
222 N. LaSalle Street, Ste. 2500
Chicago, Illinois  60601
Attn:  Lane Moyer, Esq.
 Telecopier No.:  (312) 609-5005

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, 5 days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section; provided that any notice given pursuant to Section 2 shall be effective only upon receipt.
Section 9.6 Counterparts.  This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, each of which shall constitute an original, and all such counterparts taken together shall be deemed to constitute one and the same instrument.
Section 9.7 Successors and Assigns.  This Agreement shall be binding upon Borrower and its successors and assigns, and shall inure to the benefit of Bank and its successors and assigns, including any subsequent holder of any of the Obligations.  Borrower may not assign any of its rights or obligations under any Loan Document without the written consent of Bank.
Section 9.8 Amendments, etc.  No amendment, modification, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower and Bank.  No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.
Section 9.9 Headings.  Article and Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.
Section 9.10 Costs and Expenses; Indemnification.
(a) Borrower agrees to pay all reasonable costs and expenses of Bank in connection with the preparation, negotiation, execution, delivery, and administration of the Loan Documents, including the fees and disbursements of counsel to Bank, in connection with the preparation and execution of the Loan Documents and in connection with the transactions contemplated hereby or thereby, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated, together with any fees and charges suffered or incurred by Bank in connection with periodic environmental audits, fixed asset appraisals, title insurance policies, collateral filing fees and lien searches.  Borrower agrees to pay to Bank all costs and expenses incurred or paid by Bank, including attorneys’ fees and disbursements and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving Borrower or any Subsidiary as a debtor thereunder).  Borrower further agrees to indemnify Bank, and any security trustee therefor, their respective Affiliates, and each of their respective directors, officers, employees, agents, advisors, and consultants (each such Person being called an “Indemnitee”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including all reasonable fees and disbursements of counsel for any such Indemnitee and all reasonable expenses of litigation or preparation therefor, whether or not the

Indemnitee is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification as determined by a final, non-appealable judgment by a court of competent jurisdiction.  Borrower, upon demand by Bank at any time, shall reimburse Bank for any legal or other expenses (including all fees and disbursements of counsel for any such Indemnitee) incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified as determined by a final, non-appealable judgment by a court of competent jurisdiction.  To the extent permitted by applicable law, Borrower shall not assert or cause any Subsidiary to assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.
(b) Borrower unconditionally agrees to forever indemnify, defend and hold harmless, and covenants not to sue for any claim for contribution against, each Indemnitee for any damages, costs, loss or expense, including, response, remedial or removal costs and all fees and disbursements of counsel for any such Indemnitee, arising out of any of the following:  (i) any presence, release, threatened release or disposal of any hazardous or toxic substance or petroleum by Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (ii) the operation or violation of any Environmental Law, whether federal, state, or local, and any regulations promulgated thereunder, by Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (iii) any claim for personal injury or property damage in connection with Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), and (iv) the inaccuracy or breach of any environmental representation, warranty or covenant by Borrower or any Subsidiary made herein or in any other Loan Document evidencing or securing any Obligations or setting forth terms and conditions applicable thereto or otherwise relating thereto, except for damages, costs, loss or expense arising from the willful misconduct or gross negligence of the relevant Indemnitee as determined by a final, non-appealable judgment by a court of competent jurisdiction.
Section 9.11 Set off.  In addition to any rights now or hereafter granted under the Loan Documents or applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, Bank and each of its affiliates is hereby authorized by Borrower at any time or from time to time, without notice to Borrower, or to any other Person, any such notice being hereby expressly waived to the extent permitted by applicable law, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, and in whatever currency denominated, but not including trust accounts or any payroll accounts) and any other indebtedness at any time held or owing by Bank or that affiliate, to or for the credit or the account of Borrower, whether or not matured, against and on account of the Obligations of Borrower to Bank under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) Bank shall have made any demand hereunder or (b) the principal of or the interest on the Loans and other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured.
Section 9.12 Entire Agreement.  The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.
Section 9.13 Governing Law.  This Agreement and the other Loan Documents (except as otherwise specified therein), and any claim, controversy, dispute or cause of action (whether in contract, tort or otherwise) based upon, arising out of or relating to this Agreement or any Loan Document, and the rights and duties of the parties hereto, shall be governed by and construed and determined in accordance with the internal laws of the State of Illinois.
Section 9.14 Severability of Provisions.  Any provision of any Loan Document that is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the enforceability of such provision in any other jurisdiction.  All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.
Section 9.15 Excess Interest.  Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”).  If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that Bank may have received hereunder shall, at the option of Bank, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither Borrower nor any guarantor or endorser shall have any action against Bank for any damages whatsoever arising out of the payment or collection of any Excess Interest.  Notwithstanding the foregoing, if for any period of time interest on any of the Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Obligations shall remain at the Maximum Rate until Bank shall have received the amount of interest which Bank would have received during such period on the Obligations had the rate of interest not been limited to the Maximum Rate during such period.
Section 9.16 Construction.  The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents.  The provisions of this Agreement relating to Subsidiaries shall only apply during such times as Borrower has one or more Subsidiaries.  Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any Collateral Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the Collateral Documents.
Section 9.17 Submission to Jurisdiction; Waiver of Venue; Service of Process.
(a) BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS SITTING IN COOK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF ILLINOIS, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.
(b) BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (a) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.5.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
Section 9.18 Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 9.19 USA Patriot Act.  Bank hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify, and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Bank to identify Borrower in accordance with the Act.
Section 9.20 Time is of the Essence.  Time is of the essence of this Agreement and each of the other Loan Documents.
Section 9.21 Confidentiality.  Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors to the extent any such Person has a need to know such Information (it being understood that the Persons to whom such disclosure is made will first be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower or any Subsidiary and its obligations, (g) with the prior written consent of Borrower, (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to Bank or any of its Affiliates on a non-confidential basis from a source other than Borrower or any Subsidiary or any of their directors, officers, employees or agents, including accountants, legal counsel and other advisors, or (i) to rating agencies if requested or required by such agencies in connection with a rating relating to the Loans or Commitments hereunder; provided that only basic information about the pricing and structure of the transaction evidenced hereby may be disclosed pursuant to this subsection (i).  For purposes of this Section, “Information” means all information received from Borrower or any of the Subsidiaries or from any other Person on behalf of Borrower or any Subsidiary relating to Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to Bank on a non-confidential basis prior to disclosure by Borrower or any of its Subsidiaries or from any other Person on behalf of Borrower or any of the Subsidiaries; provided that, in the case of information received from Borrower or any Subsidiary, or on behalf of Borrower or any Subsidiary, after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
[Signature Pages to Follow]

This Credit Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.
“Borrower” QUADRANT 4 SYSTEM CORPORATION, an Illinois corporation By: /s/ Dr. Nandu Thondavadi Name: Dr. Nandu Thondavadi Title: President & Chief Executive Officer
“Bank” BMO HARRIS BANK N.A. By: /s/ Joseph G. Dillon Name: Joseph G. Dillon Title: Managing Director

S-1

Exhibit A-1
Term Note
U.S. $_______________	____________, _______

For Value Received, the undersigned, ___________________________, a _________ corporation/limited liability company/partnership (“Borrower”), hereby promises to pay to BMO Harris Bank N.A. (“Bank”) at the principal office of Bank in Chicago, Illinois (or such other location as Bank may designate to Borrower), in immediately available funds, the principal sum of ___________________ Dollars ($__________) or, if less, the aggregate unpaid principal amount of the Term Loan made or maintained by Bank to Borrower pursuant to the Credit Agreement (defined below), in installments in the amounts called for by Section 2.7(a) of the Credit Agreement, commencing on ___________, together with interest on the principal amount of such Term Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.
This Note is the Term Note referred to in the Credit Agreement dated as of ____________, between Borrower and Bank (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof.  All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement.  This Note shall be governed by and construed in accordance with the internal laws of the State of Illinois.
Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.
Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.
_____________________________________
By
  Name
Title

Exhibit A-2
CapEx Software Note
U.S. $_______________	____________, _______

For Value Received, the undersigned, ___________________________, a _________ corporation/limited liability company/partnership (“Borrower”), hereby promises to pay to BMO Harris Bank N.A. (“Bank”) at the principal office of Bank in Chicago, Illinois (or such other location as Bank may designate to Borrower), in immediately available funds, the principal sum of ___________________ Dollars ($__________) or, if less, the aggregate unpaid principal amount of all CapEx Software Loans made or maintained by Bank to Borrower pursuant to the Credit Agreement (defined below), in installments in the amounts called for by Section 2.7(c) of the Credit Agreement, commencing on ___________, together with interest on the principal amount of such CapEx Software Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.
This Note is the CapEx Software Note referred to in the Credit Agreement dated as of ____________, between Borrower and Bank (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof.  All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement.  This Note shall be governed by and construed in accordance with the internal laws of the State of Illinois.
Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.
Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.
_____________________________________
By
  Name
Title

Exhibit A-3
Revolving Note
CapEx Software Note
U.S. $_______________	____________, _______

For Value Received, the undersigned, __________________________, a __________ corporation/limited liability company/partnership (“Borrower”), hereby promises to pay to BMO Harris Bank N.A. (“Bank”) at the principal office of Bank in Chicago, Illinois (or such other location as Bank may designate to Borrower), in immediately available funds, the principal sum of ___________________ Dollars ($__________) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by Bank to Borrower pursuant to the Credit Agreement (defined below), together with interest on the principal amount of each Revolving Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.
This Note is one of the Revolving Notes referred to in the Credit Agreement dated as of ______________, between Borrower and Bank (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof.  All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement.  This Note shall be governed by and construed in accordance with the internal laws of the State of Illinois.
Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.
Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.
_____________________________________
By
  Name
Title

Exhibit B
Quadrant 4 System Corporation
Borrowing Base Certificate
To:	BMO Harris Bank N.A.
Pursuant to the terms of the Credit Agreement dated as of June 30, 2016, between  QUADRANT 4 SYSTEM CORPORATION, an Illinois corporation (“Borrower”) and you (the “Credit Agreement”), Borrower submits this Borrowing Base Certificate to you and certifies that the information set forth below and on any attachments to this certificate is true, correct and complete as of the date of this certificate.
I.  Borrowing Base
A. Accounts in Borrowing Base
1. Gross Accounts		____________
2. Less
(a) Ineligible sales (i.e., not within the U.S. or not supported by an eligible letter of credit)	____________
(b) Owed by an account debtor who is a Subsidiary or an Affiliate	____________
(c) Owed by an account debtor who is in an insolvency or reorganization proceeding	____________
(d) Unpaid more than ___ days	____________
(e) Ineligible because of ____% concentration factor	____________
(f) Otherwise ineligible	____________
Total Deductions (sum of lines A2(a) – A2(f))		____________
3. Eligible Accounts (line A1 minus line A2)		____________
4. Accounts in Borrowing Base (line A3 x .____)		____________

B. [Reserved].
C. [Reserved].

D. Total Borrowing Base
(from line A4)	____________

E. Revolving Credit Advances
1. Revolving Loans	____________
2. Letters of Credit	____________
Total Revolving Credit Outstanding (line E1 plus E2)	____________

F. Unused Availability
(line E minus line F)	____________

II. Accounts Receivable Aging
General Ledger Activity		Accounts Receivable Aging
A/R at _______	$____________	Current	_____________
Add _______ Sales	$____________	30-60 Days	_____________
Less _______ Cash	(____________)	60-90 Days	_____________
Less _______ Cm’s	(____________)	Over 90 Days	_____________
A/R at _______	$____________	Total	$____________

III. Accounts Payable Aging
Current
30-60 Days
60-90 Days
Total
IV. Withholding taxes have been paid through _______________
(date)
Dated as of this ____ day of __________________, ____.
QUADRANT 4 SYSTEM CORPORATION
By
  Name
Title

Exhibit C
Quadrant 4 System Corporation
Compliance Certificate
To:	BMO Harris Bank N.A.
This Compliance Certificate is furnished to BMO Harris Bank N.A. (“Bank”) pursuant to that certain Credit Agreement dated as of July 1, 2016, between Quadrant 4 System Corporation and Bank (the “Credit Agreement”).  Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.
The Undersigned hereby certifies, that:
1. I am the duly elected _____________________________________ of Borrower;
2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;
3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below;
4. The financial statements required by Section 6.5 of the Credit Agreement and being furnished to you concurrently with this certificate are, to the best of my knowledge, true, correct and complete as of the dates and for the periods covered thereby; and
5. The Attachment hereto sets forth financial data and computations evidencing Borrower’s compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.
Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Borrower has taken, is taking, or proposes to take with respect to each such condition or event:
______________________________________________________________________
______________________________________________________________________
______________________________________________________________________
______________________________________________________________________

The foregoing certifications, together with the computations set forth in the Attachment hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this _________ day of __________________, ___.
QUADRANT 4 SYSTEM CORPORATION
By
  Name
Title

Schedule I
 to Compliance Certificate
Quadrant 4 System Corporation
Compliance Calculations
 for Credit Agreement dated as of __________
Calculations as of _____________, _______

A. Total Funded Debt/EBITDA Ratio (Section 7.12(a))
1. Total Funded Debt	$___________
2. Net Income for past 4 quarters	___________
3. Interest Expense for past 4 quarters	___________
4. Income taxes for past 4 quarters	___________
5. Depreciation and Amortization Expense for past 4 quarters	___________
6. Add-Backs Specified in the definition of EBITDA	___________
7. Sum of Lines A2, A3, A4, A5 and A6 (“EBITDA”)	___________
8. Ratio of Line A1 to A7	____:1.0
9. Line A8 ratio must not exceed	____:1.0
10. Borrower is in compliance (circle yes or no)	yes/no
B. Fixed Charge Coverage Ratio (Section 7.12(b))
1. Sum of lines A2, A3, A4, A5, and A6 (“EBITDA”)	$___________
2. Unfinanced Capital Expenditures for past 4 quarters	$___________
3. Unfinanced Software Development Costs for past 4 quarters	$___________
4. Lines B1 minus the sum of B2 and B3 (“EBITDA”)	$___________
5. Principal payments due within next 4 quarters, including anticipated Earn Out Obligations that could become due within the next 4 quarters	$___________
6. Interest Expense for past 4 quarters (or as annualized)	$___________
7. Income taxes for past 4 quarters	$___________
8. Sum of Lines B5, B6 and B7	$___________
9. Ratio of Line B4 to Line B8	____:1.0
10. Line B9 ratio must not be less than	____:1.0
11. Borrower is in compliance (circle yes or no)	yes/no
C. Software Development Costs (Section 7.12(c))
1. Software Development Costs to date for the applicable twelve (12) month period	$___________
2. Maximum permitted amount	$___________
3. Borrower is in compliance (circle yes or no)	yes/no
D. Operating Leases (Section 7.12(d))
1. Year-to-date Operating Leases	$___________
2. Maximum permitted amount	$___________
3. Borrower is in compliance (circle yes or no)	yes/no

Schedule 5.2
Subsidiaries
Name	Jurisdiction of Organization	Percentage Ownership	Owner
____________________	____________	________	____________
____________________	____________	________	____________
____________________	____________	________	____________